SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934
                                (Amendment No. 2)



Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[   ]    Preliminary Proxy Statement
[   ]    Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))
[X]      Definitive Proxy Statement
[   ]    Definitive Additional Materials
[   ]    Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12


                         AMCOL INTERNATIONAL CORPORATION
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[   ]   No fee required.

[   ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

                 Common Stock, par value $.01 per share

     (2)  Aggregate number of securities to which transactions applies:

          26,949,221 (as of April 17, 2000)

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          Value of Transaction: $656.5 million, consisting of (i) $628 million, less the amount of any outstanding intercompany indebtedness of the SAP Business as of the closing, subject to certain additional adjustments, as the purchase price under an Asset and Stock Purchase Agreement dated November 22, 1999, and (ii) $28.5 million, as consideration for entering into an Acrylic Acid Supply Agreement.

     (4)  Proposed maximum aggregate value of transaction:

          $656.5 million (See line 3 above)

     (5)  Total fee paid:

          $131,300

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                  [AMCOL LOGO]
                         AMCOL INTERNATIONAL CORPORATION
                               One North Arlington
                        1500 West Shure Drive, Suite 500
                     Arlington Heights, Illinois 60004-7803

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                           To Be Held On May 25, 2000


To Our Shareholders:

     The special meeting of shareholders of AMCOL International Corporation, or AMCOL, will take place on Thursday, May 25, 2000, at 10:00 a.m., Chicago time, at The Wyndham Hotel, 400 Park Boulevard, Itasca, Illinois, for the following purposes:

     1. To consider and vote upon a proposal to approve the sale of our superabsorbent polymers business, or SAP business, to BASF Aktiengesellschaft, or BASF, pursuant to the terms of an Asset and Stock Purchase Agreement dated November 22, 1999, as amended by Amendment No. 1 dated as of April 27, 2000. The purchase agreement provides for the sale of the following to BASF:

               all  of  the  shares  of  capital   stock  of  AMCOL's   indirect
               subsidiaries Chemdal Corporation and Chemdal Asia Ltd.; and

               all other assets of AMCOL and its subsidiaries related primarily to the SAP business.

          A copy of the purchase agreement and the amendment are attached as Annex A to the accompanying proxy statement.

     2. To consider and vote upon a proposal to approve amendments to AMCOL's 1993 Stock Plan and 1998 Long-Term Incentive Plan.

     3. To transact any other business which properly comes before the special meeting.

     Only shareholders of record of AMCOL's common stock as of the close of business on April 17, 2000 will be entitled to notice of and to vote at the special meeting and at any adjournments of the special meeting.

     AMCOL's Board of Directors has unanimously approved the purchase agreement and the sale transaction, and believes that the purchase agreement and the sale transaction are fair to, and in the best interests of, AMCOL and its shareholders. The Board of Directors recommends that you vote "FOR" approval of the sale transaction and the plan amendments.

     Whether or not you plan to attend the special meeting, please complete, sign, date and mail the proxy card in the enclosed self-addressed, postage-paid envelope, or vote by telephone in accordance with the instructions provided. Please do not submit a proxy card if you have voted by telephone. If you attend the special meeting, you may revoke your proxy and, if you wish, vote your shares in person. Thank you for your interest and cooperation.

                                       By Order of the Board of Directors,



                                       Clarence O. Redman
                                       Secretary


Arlington Heights, Illinois
May 1, 2000

                                TABLE OF CONTENTS

INTRODUCTION......................................................................................................8

SUMMARY..........................................................................................................10

FORWARD LOOKING STATEMENTS / RISK FACTORS........................................................................16
         Narrowed Focus of Business..............................................................................16
         Significant Increase In Shares Subject To Outstanding Options...........................................16
         Use of Proceeds.........................................................................................17
         Competition.............................................................................................17
         Reliance on Metalcasting and Construction Industries....................................................17
         Contingent Liabilities..................................................................................18
         Regulatory and Legal Matters............................................................................18
         Risks of International Operations.......................................................................18
         Stock Price.............................................................................................19

SELECTED CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA......................................19

THE COMPANY......................................................................................................22

THE SPECIAL MEETING..............................................................................................22
         General.................................................................................................22
         Record Date.............................................................................................22
         Purpose of the Special Meeting; Recommendation of the Board of Directors................................22
         Proxies; Vote Required..................................................................................23
         Proxy Solicitation and Expenses.........................................................................23

PROPOSAL 1:  THE SALE TRANSACTION................................................................................24
         General.................................................................................................24
         The SAP Business........................................................................................24
         Background of the Sale Transaction......................................................................25
         Opinion of Schroders....................................................................................31
         Recommendation of the Board.............................................................................36
         Reasons for the Sale Transaction........................................................................36
         Use of Proceeds.........................................................................................38
         Accounting Treatment....................................................................................39
         Certain Federal Income Tax Consequences.................................................................39
         Interests of Certain Persons............................................................................41
         No Appraisal Rights.....................................................................................42

THE PURCHASE AGREEMENT...........................................................................................42
         Purchased Shares and Assets.............................................................................42
         Assumed Liabilities.....................................................................................43
         Purchase Price..........................................................................................44
         The Closing.............................................................................................44
         Representations and Warranties..........................................................................44
         Conduct of Business.....................................................................................45
         No Solicitation.........................................................................................46
         Non-Competition.........................................................................................47
         Employee Matters........................................................................................48
         Tax Matters.............................................................................................49
         Closing Conditions......................................................................................49
         Survival of Representations and Warranties; Indemnification.............................................50
         Termination.............................................................................................52
         Expenses 53
         Ancillary Agreements....................................................................................53

MARKET PRICE DATA; DIVIDENDS.....................................................................................54

AMCOL INTERNATIONAL CORPORATION AND SUBSIDIARIES UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION..........55

UNAUDITED FINANCIAL STATEMENTS OF THE SAP BUSINESS...............................................................62

PROPOSAL 2:  THE PLAN AMENDMENTS.................................................................................67
         General.................................................................................................67
         The 1993 Plan and the 1998 Plan.........................................................................68
         The Plan Amendments.....................................................................................72
         Board Recommendation....................................................................................73

SECURITY OWNERSHIP...............................................................................................74
         Security Ownership of Five Percent Beneficial Owners....................................................74
         Security Ownership of Directors and Executive Officers..................................................75

NAMED OFFICERS' COMPENSATION.....................................................................................77
         Summary Compensation Table..............................................................................77
         Option Grants in Last Fiscal Year.......................................................................78
         Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values..................................78
         Pension Plans...........................................................................................79
         Change In Control Arrangements..........................................................................80
         Director Compensation...................................................................................81
         Compensation Committee Report on Executive Compensation.................................................81
         Compensation Committee Philosophy.......................................................................82
         Components of Compensation..............................................................................82
         Base Pay 83

         Annual Incentives.......................................................................................83
         Long-Term Incentives....................................................................................83
         Stock Performance Graph.................................................................................84

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.........................................................................85

SHAREHOLDER PROPOSALS............................................................................................85

OTHER MATTERS....................................................................................................85

ADDITIONAL INFORMATION...........................................................................................86

ANNEXES:

A    Asset and Stock Purchase Agreement and Amendment No. 1
B    Opinion of Schroders

                         AMCOL INTERNATIONAL CORPORATION
                               One North Arlington
                        1500 West Shure Drive, Suite 500
                     Arlington Heights, Illinois 60004-7803

                                 PROXY STATEMENT

                         SPECIAL MEETING OF SHAREHOLDERS

                           To Be Held On May 25, 2000

                                  INTRODUCTION

     We are furnishing this proxy statement to you in connection with the solicitation of proxies by the Board of Directors of AMCOL International Corporation, or AMCOL, for use at our special meeting of shareholders to be held on Thursday, May 25, 2000, at 10:00 a.m., Chicago time, at The Wyndham Hotel, 400 Park Boulevard, Itasca, Illinois, and at any adjournment of the special meeting. This proxy statement and the accompanying proxy card are first being mailed or delivered to AMCOL shareholders on or about May 1, 2000.

     At the special meeting, you will be asked to consider and vote upon the following matters:

     1. A proposal to approve the sale of our superabsorbent polymers business, or SAP business, to BASF Aktiengesellschaft, or BASF, pursuant to the terms of an Asset and Stock Purchase Agreement dated November 22, 1999, as amended by Amendment No. 1 dated as of April 27, 2000. The purchase agreement provides for the sale of the following to
          BASF:

               all  of  the  shares  of  capital   stock  of  AMCOL's   indirect
               subsidiaries Chemdal Corporation and Chemdal Asia Ltd.; and

               all other assets of AMCOL and its subsidiaries related primarily to the SAP business.

          A copy of the purchase agreement and the amendment are attached as Annex A to this proxy statement.

     2. A proposal to approve amendments to AMCOL's 1993 Stock Plan and 1998 Long-Term Incentive Plan.

     3.   Any other business which properly comes before the special meeting.

     AMCOL's Board of Directors has unanimously approved the purchase agreement and the sale transaction, and believes that the purchase agreement and the sale transaction are fair to, and in the best interests of, AMCOL and its shareholders. The Board of Directors recommends that you vote "FOR" approval of the sale transaction and the plan amendments.

     In connection with the sale transaction, AMCOL currently intends to adopt a plan of partial liquidation pursuant to which AMCOL will distribute pro rata to its shareholders a significant portion of the net proceeds from the sale transaction. AMCOL currently expects to distribute between $14.00 and $14.50 per share. AMCOL currently expects to make this distribution in the second quarter of 2000 to shareholders of record as of a date to be set by the Board. We cannot assure you that any plan of partial liquidation will be adopted or that any distribution will be made. The Board of Directors will consider the facts and circumstances existing after completion of the sale transaction to determine whether a distribution in partial liquidation is in the best interests of AMCOL's shareholders at that time and the timing and amount of any such distribution. Any plan of partial liquidation must be approved by the Board, but does not require the approval of AMCOL's shareholders. You are not being asked to vote on or approve any plan of partial liquidation.

     Whether or not you plan to attend the special meeting, please complete, sign, date and mail the proxy card in the enclosed self-addressed, postage-paid envelope, or vote by telephone in accordance with the instructions provided. Please do not submit a proxy card if you have voted by telephone. If you attend the special meeting, you may revoke your proxy and, if you wish, vote your shares in person.

     The date of this proxy statement is May 1, 2000.

                                     SUMMARY

     This summary highlights information contained in other places in this proxy statement. You should read the entire proxy statement carefully, including the "Risk Factors" section and the annexes to this proxy statement.

THE SPECIAL MEETING

Time, Date and Place:

                    The special meeting will be held on Thursday, May 25, 2000, at 10:00 a.m., Chicago time, at The Wyndham Hotel, 400 Park Boulevard, Itasca, Illinois.

Record Date:

                    Shareholders of record of AMCOL's common stock as of the close of business on April 17, 2000 will be entitled to vote at the special meeting.

Purpose:

               1. To approve the sale of the SAP business to BASF pursuant to the terms of the purchase agreement. The purchase agreement provides for the sale of the following to BASF:

                    all of the shares of capital stock of AMCOL's indirect subsidiaries Chemdal Corporation and Chemdal Asia Ltd.; and

                    all other assets of AMCOL and its subsidiaries related primarily to the SAP business.

                    A copy of the purchase agreement is attached as Annex A to this proxy statement.

               2. To approve amendments to AMCOL's 1993 Stock Plan and 1998 Long-Term Incentive Plan.

               3. To transact any other business which properly comes before the special meeting.

Board Recommendations:

                    AMCOL's Board of Directors has unanimously approved the purchase agreement and the sale transaction, and believes that the purchase agreement and the sale transaction are fair to, and in the best interests of, AMCOL and its shareholders. The Board of Directors recommends that you vote "FOR" approval of the sale transaction and the plan amendments.

Required Vote:

                    The sale transaction must be approved by the holders of a majority of the outstanding shares of AMCOL's common stock. The plan amendments must be approved by the holders of a majority of the shares of AMCOL's common stock represented at the special meeting.

PROPOSAL 1:  THE SALE TRANSACTION

The Sale Transaction:

                    Under the purchase agreement, AMCOL or its subsidiaries will transfer to BASF or its subsidiaries the following:

                    all of  the  outstanding  shares  of the  capital  stock  of
                    AMCOL's  indirect   subsidiaries   Chemdal  Corporation  and
                    Chemdal  Asia Ltd.;  and

                    all other assets of AMCOL and its subsidiaries related primarily to the SAP business.

The Purchase Price:

                    Subject to post-closing adjustments, the total amount BASF will pay AMCOL for the SAP business is $656.5 million, less any outstanding intercompany indebtedness of the SAP business as of the closing. The purchase price consists of:

                    subject to post-closing adjustments, $613.7 million, less any outstanding intercompany indebtedness of the SAP business as of the closing, as the purchase price under the purchase agreement; and

                    $42.8 million, as consideration for entering into an acrylic acid supply agreement.

                    See "The Purchase Agreement - Purchase Price."

Opinion of Schroders:

                    Schroder & Co. Inc., our financial advisor in connection with the sale transaction, delivered a written opinion to AMCOL's Board of Directors that, as of the date of the opinion, the cash consideration to be paid to AMCOL by BASF for the SAP business was fair to AMCOL from a financial point of view. A copy of Schroders' opinion, which sets forth the assumptions made, the matters considered and the scope of its review, is attached as Annex B to this proxy statement. See "Proposal 1: The Sale Transaction - Opinion of Schroders."

Reasons for the Sale Transaction:

                    In reaching its decision to recommend and approve the purchase agreement, our Board of Directors considered, among other things, the financial performance, business, operations, capital requirements and future prospects of the SAP business, current economic and market conditions in the superabsorbent polymers industry, and the price and other terms of the sale transaction. For a more detailed review of the reasons for the sale transaction, see "Proposal 1: The Sale Transaction - Reasons for the Sale Transaction."

Use of Proceeds:

                    We expect to receive approximately $656.5 million in gross proceeds from the sale transaction. See "The Purchase Agreement - Purchase Price." From these gross proceeds, AMCOL intends to repay indebtedness of the SAP business (totaling approximately $41.9 million as of March 31, 2000) and will pay various transaction related costs, including estimated legal, accounting and advisory fees of $7.5 million, employee bonuses of $3.6 million, estimated filing, printing and other costs of $1.3 million, estimated penalties for the prepayment of debt of $1.3 million, and estimated corporate income taxes of $208.4 million.

                    In connection with the sale transaction, the Board of Directors currently intends to adopt a plan of partial liquidation pursuant to which we will distribute pro rata to our shareholders a significant portion of the net proceeds from the sale transaction after paying the expenses described above. AMCOL currently expects to distribute between $14.00 and $14.50 per share in the second quarter of 2000 to shareholders of record as of a date to be set by the Board. We cannot assure you that any plan of partial liquidation will be adopted or that any distribution will be made. The Board of Directors will consider the facts and circumstances existing after completion of the sale transaction to determine whether a distribution in partial liquidation is in the best interests of AMCOL's shareholders at that time and the timing and amount of any such distribution. Any plan of partial liquidation must be approved by the Board, but will not require the approval of AMCOL's shareholders. You are not being asked to vote on or approve any plan of partial liquidation. See "Risk Factors - Use of Proceeds" and "Proposal 1: The Sale Transaction - Use of Proceeds."

Certain Federal Income
  Tax Consequences:

                    AMCOL will recognize a gain on the sale of the SAP business in the sale transaction, but no gain will be recognized by you in the sale transaction.

                    Any distribution to you in connection with the sale transaction will be treated as a partial liquidation of AMCOL for federal income tax purposes. A distribution in partial liquidation made to non-corporate shareholders will be treated as an exchange of a portion of the shareholder's common stock for the cash distributed rather than a dividend. The distribution will be a dividend in the hands of corporate shareholders to the extent of current and accumulated earnings and profits of AMCOL. The amount of any dividend not subject to federal income tax due to the corporate dividends received deduction will reduce a corporate shareholder's basis in its AMCOL common stock.

                    For a more detailed discussion of the federal income tax consequences of the sale transaction and the distribution to AMCOL's shareholders, see "Proposal 1: The Sale Transaction
                    - Certain Federal Income Tax Consequences."

No Appraisal Rights:

                    Under Delaware law, you are not entitled to appraisal rights as a result of the sale transaction.

THE PURCHASE AGREEMENT

The Closing:

                    The closing of the sale transaction will take place on the tenth business day following the date on which all of the conditions to each party's obligations under the purchase agreement have been satisfied or waived, or on another date as the parties may mutually agree. It is currently anticipated that the closing will occur in the second quarter of 2000.

Closing Conditions:

                    The closing is conditioned upon approval of the sale transaction by AMCOL's shareholders and is also subject to the satisfaction of other conditions including the absence of any material adverse change in the SAP business. See "The Purchase Agreement - Closing Conditions."

Termination:

                    The   purchase   agreement   may  be   terminated   in  some
                    circumstances, including:

                    the breach of any representation, warranty, covenant or agreement on the part of AMCOL or BASF which prevents closing conditions to the purchase agreement from being satisfied;

                    a vote by AMCOL's shareholders against approval of the purchase agreement;

                    the issuance of an order by a governmental authority restraining or enjoining the purchase agreement; or

                    the failure to complete the transaction by May 31, 2000.

                    See "The Purchase Agreement - Termination."

Expenses:

                    The purchase agreement requires AMCOL to pay BASF a termination fee of $20 million plus expenses if the purchase agreement is terminated under certain circumstances. See "The Purchase Agreement - Expenses."

PROPOSAL 2:  THE PLAN AMENDMENTS

General:

                    The purchase agreement requires AMCOL to cause each unvested stock option to purchase shares of AMCOL common stock held by employees of the SAP business to become fully vested and exercisable on or before the closing of the sale transaction. AMCOL is, however, unable to accelerate the vesting of options granted to employees who reside in the United Kingdom under a scheme approved by United Kingdom
                    Inland Revenue because the necessary approvals were not received from United Kingdom Inland Revenue. Pursuant to the purchase agreement, AMCOL will pay a special cash bonus to these employees. AMCOL intends to vest the options held by all other employees of the SAP business.

                    Your Board of Directors has decided to vest these options prior to the closing in order to provide these employees with the opportunity to exercise their options and sell the underlying shares of AMCOL common stock prior to the closing and the termination of their employment with AMCOL. The vesting of these options will be contingent upon the receipt of shareholder approval of the purchase agreement but will not be contingent upon closing the sale transaction or the termination of the employment with AMCOL of the employees of the SAP business.

The Plan Amendments:

                    In order to accelerate the vesting of these options, the Board of Directors has adopted, subject to shareholder approval, amendments to AMCOL's 1993 Stock Plan and AMCOL's 1998 Long-Term Incentive Plan which:

                    provide for the acceleration of vesting of all options held by employees who will become employees of BASF except for nonvested options held by employees whose options were issued under a scheme approved by United Kingdom Inland Revenue; and

                    eliminate the $100,000 limitation on the aggregate fair market value of an employee's incentive stock options, or ISOs, which become exercisable in any calendar year pursuant to the 1998 Plan.

                    The   acceleration   of  vesting   will   become   effective
                    immediately upon receipt of shareholder approval of the plan amendments at the special meeting.

                    FORWARD LOOKING STATEMENTS / RISK FACTORS

     Some of the statements made in this proxy statement and the documents incorporated by reference in this proxy statement that are not historical fact are forward-looking statements made in reliance upon the safe harbor contained in Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements relating to AMCOL or its operations that are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions, and statements relating to anticipated growth, levels of capital expenditures, future dividends, expansion into global markets and the development of new products. These forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Our actual results, performance or achievements could differ materially from the results, performance or achievements expressed in, or implied by, these forward-looking statements as a result of various factors, including without limitation, the following:

Narrowed Focus of Business

     After the sale of the SAP business, AMCOL will be substantially smaller. AMCOL will focus on its minerals and environmental businesses while continuing to operate its transportation business. The minerals business mines, processes and distributes clays and similar products. The environmental business processes and distributes clays and similar products for use in a variety of industrial and commercial applications. AMCOL's transportation business provides long-haul trucking and freight brokerage services for AMCOL's plants and for certain customers. The following table sets forth historical financial information for these remaining businesses and for the SAP business for the years ended December 31, 1998 and 1999.

                                                                      (In millions)
                                              Net Sales               Gross Profit         Operating Profit (Loss)
                                          1999        1998         1999         1998         1999          1998
Remaining Businesses                     $299.1      $300.4        $68.9        $64.7       $(8.5)          $8.9
SAP Business                             $252.9      $221.1        $68.9        $46.5        $51.9        $33.3

     The operating loss of the remaining businesses in 1999 reflects a one-time charge taken in the fourth quarter totaling $14.6 million.

Significant Increase In Shares Subject To Outstanding Options

     If the Board of Directors approves the proposed distribution in partial liquidation, the Compensation Committee will be required pursuant to the Internal Revenue Code, or Code, to adjust the number of shares subject to incentive stock options outstanding under AMCOL's 1983 Incentive Stock Option Plan, 1993 Stock Plan and 1998 Long-Term Incentive Plan, and their exercise price. These adjustments are intended to preserve the ratio of the exercise price of the option to the fair market value of AMCOL's common stock. In accordance with the requirements of the Code, the number of shares subject to incentive stock options would be increased to the product of (A) the ratio of the pre-distribution price of AMCOL common stock to the post-distribution price of AMCOL common stock, and (B) the number of shares subject to incentive stock options, rounded down to the next whole number. The exercise price would be reduced to the product of (A) the ratio of the post-distribution price of AMCOL common stock to the pre-distribution price of AMCOL common stock, and (B) the original option price, rounded down to the next whole cent. The Compensation Committee intends to make similar adjustments to non-qualified stock options outstanding under those plans or under AMCOL's 1987 Non-Qualified Stock Option Plan. As an example, if the pre-distribution price of AMCOL common stock were $16.00 per share and the post-distribution price of AMCOL common stock were $4.00 per share and there were 100 stock options outstanding on the distribution date, then the number of options outstanding would be increased to the product of sixteen divided by four and 100, or 400 shares. The share price information set forth above is provided only for purposes of providing an example and is not an estimate or a prediction of the price of AMCOL's common stock before or after the distribution. If the exercise price were $4.00, the exercise price would be reduced to the product of four divided by sixteen and four, or $1.00. Once these adjustments are made, the shares subject to outstanding options will constitute a significant portion of AMCOL's outstanding shares of common stock. Assuming the stock prices set forth above immediately after the distribution and the required adjustment, shares subject to outstanding options, if fully exercised, would constitute 6,646,160 out of 33,595,198 outstanding shares of AMCOL common stock, or 19.78%.

Use of Proceeds

     AMCOL expects to receive approximately $656.5 million in gross proceeds from the sale transaction. From these gross proceeds, AMCOL intends to repay certain indebtedness of the SAP business and pay various transaction related costs. In connection with the sale transaction, the Board of Directors currently intends to adopt a plan of partial liquidation pursuant to which AMCOL will distribute pro rata to its shareholders a significant portion of the net proceeds from the sale transaction after paying the expenses described above. AMCOL currently expects to distribute between $14.00 and $14.50 per share in the second quarter of 2000 to shareholders of record as of a date to be set by the Board. We cannot assure you that any plan of partial liquidation will be adopted or that any distribution will be made. The Board of Directors will consider the facts and circumstances existing after completion of the sale transaction to determine whether a distribution in partial liquidation is in the best interest of AMCOL's shareholders at that time and the timing and amount of any such distribution. Any plan of partial liquidation must be approved by the Board, but does not require the approval of AMCOL's shareholders. You are not being asked to vote on or approve any plan of partial liquidation. See "Proposal 1: The Sale Transaction - Use of Proceeds."

Competition

     The minerals market is very competitive. We believe competition is essentially a matter of product quality, price, delivery, service and technical support. Several of our competitors in the United States market are larger and have substantially greater financial resources. If we fail to compete successfully based on these or other factors, we may lose customers or fail to recruit new customers and our business and future financial results could be materially and adversely affected.

Reliance on Metalcasting and Construction Industries

     Approximately 48% of our minerals segment's sales and 31% of our environmental business' sales in 1999 were to the metalcasting and construction markets, respectively. The metalcasting and construction markets depend heavily upon the strength of the domestic and international economies. If these economies weaken, demand for products from our minerals business by the metalcasting market and from our environmental business for the construction markets may decline and our business or future financial results could be materially and adversely affected.

Contingent Liabilities

     Under the purchase agreement, AMCOL has agreed to indemnify BASF for the breach of its representations and warranties contained in the purchase agreement and other matters. See "The Purchase Agreement - Survival of Representations and Warranties; Indemnification." To the extent the proceeds of the sale transaction are distributed to AMCOL's shareholders, AMCOL may be required to fund the payment of any indemnification claims by BASF under the purchase agreement or otherwise out of its then existing working capital and cash flows from its continuing businesses. For example, an indemnification claim by BASF might result if representations by AMCOL about the SAP business made in the purchase agreement are later proved to be materially incorrect and exceed contract deductibles. Significant indemnification claims by BASF could materially and adversely affect AMCOL's financial condition and profitability.

Regulatory and Legal Matters

     Our operations are subject to various federal, state, local and foreign laws and regulations relating to the environment and to health and safety matters. Substantial penalties may be imposed if we violate these laws and regulations. If these laws or regulations are changed or interpreted differently in the future, it may become difficult or expensive for us to comply. In addition, investigations or evaluations of our products by government agencies may require us to adopt additional safety measures or precautions. If our costs to comply with such laws and regulations in the future materially increase, our business and future financial results could be materially and adversely affected. AMCOL may be subject to adverse litigation results, as well as future changes in laws and regulations which may negatively impact its operations and profits.

Risks of International Operations

     After the sale transaction, we expect our business outside of the United States to represent approximately 26% of our consolidated sales. Our international operations will be subject to various risks, including the following:

        currency exchange or price control laws;
        currency translation adjustments;
        political and economic instability;
        unexpected changes in regulatory requirements;
        tariffs and other trade barriers;
        longer accounts receivable collection cycles; and potentially adverse tax consequences.

     The events listed above could result in sudden, and potentially prolonged, changes in demand for AMCOL's products. Also, we may have difficulty enforcing agreements and collecting accounts receivable through a foreign country's legal system. At December 31, 1999, approximately 47% of our gross accounts receivable from our continuing businesses were due from customers outside of the United States and Canada.

Stock Price

     In connection with the sale transaction, AMCOL currently intends to adopt a plan of partial liquidation pursuant to which AMCOL will distribute pro rata to its shareholders a significant portion of the net proceeds from the sale transaction. See "Proposal 1: The Sale Transaction - Use of Proceeds." After the record date of any distribution, the market price of AMCOL's common stock will significantly decrease to reflect the payment of this distribution to AMCOL's shareholders.

     The stock market has been extremely volatile in recent years. These broad market fluctuations may adversely affect the market price of our common stock. In addition, factors such as the following may have a significant effect on the market price of our common stock:

        fluctuations in our financial results;
        our introduction of new services or products;
        announcements  of  acquisitions,  strategic  alliances  or  joint ventures by us, our customers or our competitors; changes in analysts' recommendations regarding our common stock; and general economic conditions.

     There can be no assurance as to the price our common stock will trade at after the sale of the SAP business and the record date for any distribution to AMCOL's shareholders in connection with the sale transaction.

                      SELECTED CONSOLIDATED HISTORICAL AND
                     PRO FORMA FINANCIAL AND OPERATING DATA

     The following tables set forth the selected financial data as of and for the twelve months ended December 31, 1995, 1996, 1997, 1998 and 1999. The financial data in the "Historical" table insofar as it relates to the years ended December 31, 1997, 1998 and 1999 has been derived from AMCOL's audited consolidated financial statements, which are incorporated by reference in this proxy statement. The financial data in the "Historical" table relating to the years ended December 31, 1995 and 1996 is derived from audited consolidated financial statements of AMCOL not included in this proxy statement. The financial data in the "Pro Forma" table gives effect to the consummation of the sale transaction and the proposed use of proceeds as if consummated: on December 31, 1995, 1996, 1997, 1998 and 1999, in the case of the respective Pro Forma Balance Sheet financial data; and on January 1, the first day of AMCOL's fiscal year, in the case of the Pro Forma Statement of Operations Data for the fiscal years ended December 31, 1995, 1996, 1997, 1998 and 1999, and are derived from AMCOL's Unaudited Pro Forma Consolidated Financial Information and notes thereto included elsewhere in this Proxy Statement.

     The selected consolidated pro forma financial and operating data is presented for illustrative purposes only and does not necessarily reflect what our financial position and results of operations would have been if the sale transaction and the proposed use of proceeds had been consummated on the above referenced dates, and may not be indicative of our future performance.

     The selected consolidated historical and pro forma financial and operating data is qualified in its entirety by, and should be read in conjunction with, AMCOL's audited consolidated financial statements and the notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations which are incorporated by reference to this Proxy Statement and AMCOL's Unaudited Pro Forma Consolidated Financial Information and notes thereto which are included elsewhere in this Proxy Statement.

                                      SUMMARY OF OPERATIONS DATA - HISTORICAL
                           (In thousands, except ratios and share and per share amounts)
                                                                Year Ended December 31,
PER SHARE                                1999            1998            1997            1996            1995
Stockholders' equity (1)                      $6.94           $6.44           $6.18           $5.87           $5.42
Basic earnings (2)                             0.83            0.79            0.74            0.53            0.62
Diluted earnings (3)                           0.82            0.78            0.72            0.52            0.60
Dividends                                      0.27            0.23            0.21            0.19            0.17
Shares outstanding (3)                   27,199,263      28,385,860      29,125,168      29,294,489      29,519,220
INCOME DATA
Sales                                      $552,052        $521,530        $477,060        $405,347        $347,688
Gross profit                                137,796         111,171         100,741          84,311          76,562
Operating profit                             43,433          42,220          41,469          32,337          32,397
Net income                                   22,234          22,085          21,044          15,225          17,771
BALANCE SHEET DATA
Current assets                             $164,770        $164,076        $150,270        $147,773        $126,337
Net property, plant and equipment           172,408         171,478         175,324         180,876         175,211
Total assets                                349,007         357,864         351,009         350,708         322,366
Current liabilities                          59,715          74,083          67,241          51,870          35,882
Long-term debt                               93,914          96,268          94,425         118,855         117,016
Stockholders' equity                        186,440         172,914         175,943         167,404         155,494

                                      SUMMARY OF OPERATIONS DATA - PRO FORMA
                           (In thousands, except ratios and share and per share amounts)
                                                                Year Ended December 31,
PER SHARE                                1999            1998            1997            1996            1995
Stockholders' equity (1)                      $4.12           $4.63           $4.82           $4.70           $4.59
Basic earnings (loss) (2)                    (0.25)            0.14            0.26            0.24            0.31
Diluted earnings (loss) (3)                  (0.25)            0.14            0.25            0.24            0.30
Dividends                                      0.27            0.23            0.21            0.19            0.17
Shares outstanding (3)                   27,199,263      28,385,860      29,125,168      29,294,489      29,519,220
INCOME DATA
Sales                                      $299,144        $300,437        $281,116        $251,481        $226,926
Gross profit                                 68,894          64,713          59,780          53,893          50,724
Operating profit (loss)                     (7,160)           8,969          12,606          12,710          15,495
Net income (loss)                           (6,675)           3,937           7,348           6,982           8,999
BALANCE SHEET DATA
Current assets                              $99,888        $111,524         $99,603         $95,626         $85,062
Net property, plant and equipment            89,260          92,063          90,885          85,324          90,101
Total assets                                200,977         225,887         215,902         202,303         195,974
Current liabilities                          34,980          55,082          51,392          36,213          26,634
Long-term debt                               49,625          37,274          16,927          21,407          25,199
Stockholders' equity                        110,536         124,460         137,119         133,797         131,619

(1)  Based on the number of common shares outstanding at the end of the period.
(2)  Based on the weighted average common shares outstanding for the period.
(3)  Based on the weighted average common shares outstanding, including common stock equivalents, for the period.

                                   THE COMPANY

     AMCOL International Corporation, or AMCOL, was originally incorporated in South Dakota in 1924 as the Bentonite Mining & Manufacturing Company. Its name was changed to American Colloid Company in 1927, and in 1959, it was reincorporated in Delaware. In 1995, its name was changed to AMCOL International Corporation.

     AMCOL currently operates three major businesses: absorbent polymers, minerals and environmental. We also operate a transportation business. The absorbent polymers business produces and distributes superabsorbent polymers primarily for use in consumer markets. The minerals business mines, processes and distributes clays and products with similar applications to various industrial and consumer markets. The environmental business processes and distributes clays and products with similar applications for use in commercial construction, landfill liners and in a variety of other industrial and commercial applications. The transportation business includes a long-haul trucking business and a freight brokerage business, which provide services to both AMCOL's plants and outside customers.

     We have entered into an agreement to sell our absorbent polymers business. See "Proposal 1: The Sale Transaction."

                               THE SPECIAL MEETING

General

     We are furnishing this proxy statement to you in connection with the solicitation of proxies by the Board of Directors of AMCOL for use at the special meeting to be held on Thursday, May 25, 2000, at 10:00 a.m., Chicago time, at The Wyndham Hotel, 400 Park Boulevard, Itasca, Illinois and at any adjournment of the special meeting.

Record Date

     The Board of Directors has fixed the close of business on April 17, 2000 as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting or any adjournment. Accordingly, only holders of record of AMCOL's common stock at the close of business on the record date will be entitled to vote at the special meeting, either by proxy, telephone or in person. As of the record date, there were 26,949,221 shares of AMCOL's common stock issued and outstanding. Each share of AMCOL's common stock entitles the holder to one vote.

Purpose of the Special Meeting; Recommendation of the Board of Directors

     At the special meeting, AMCOL's shareholders will be asked to consider and vote upon the following matters:

     a proposal to approve the sale by AMCOL of the SAP business to BASF;

     a proposal to approve amendments to AMCOL's 1993 Stock Plan and 1998 Long-Term Incentive Plan; and

     any other business which properly comes before the special meeting.

     AMCOL's Board of Directors has unanimously approved the purchase agreement and the sale transaction, and believes that the purchase agreement and the sale transaction are fair to, and in the best interests of, AMCOL and its shareholders. The Board of Directors recommends that you vote "FOR" approval of the sale transaction and the plan amendments.

Proxies; Vote Required

     Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of AMCOL's common stock are required to approve the sale transaction. The plan amendments must be approved by the holders of a majority of the shares of AMCOL's common stock represented at the special meeting.

     All properly executed proxies received by AMCOL prior to the special meeting and not revoked will be voted in accordance with the instructions marked on those proxies. Unless contrary instructions are marked, proxies will be voted "FOR" the sale transaction and the plan amendments. The Board of Directors knows of no other business which will be presented for consideration at the special meeting. If any other matter is properly presented, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment. Any shareholder may revoke his or her proxy at any time prior to the exercise of the proxy by doing any of the following:

     giving written notice to the Secretary of AMCOL at One North Arlington, 1500 West Shure Drive, Suite 500, Arlington Heights, Illinois 60004-7803;

     submitting a duly executed proxy bearing a later date;

     voting by telephone on a later date; or

     attending the special meeting and voting in person.

     Attendance  at  the  special  meeting  will  not,  in  itself,   constitute
     revocation of a proxy.

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of AMCOL's common stock is necessary to constitute a quorum at the special meeting. In deciding all questions, a holder of AMCOL's common stock is entitled to one vote, in person or by proxy, for each share held in such holders' name on the record date. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business but are not counted for purposes of determining whether a proposal has been approved. Thus, abstentions and broker non-votes will have the same effect as a vote against the plan amendments.

Proxy Solicitation and Expenses

     The accompanying proxy is being solicited on behalf of the Board of Directors of AMCOL. All expenses of this solicitation, including the cost of preparing and mailing this proxy statement, will be paid by AMCOL. Solicitation of holders of AMCOL's common stock by mail, telephone, facsimile or by personal solicitation may be done by directors, officers and regular employees of AMCOL, for which they will receive no additional compensation. Brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of AMCOL's common stock as of the record date will be requested to forward proxy soliciting material to the beneficial owners of such shares, and will be reimbursed by AMCOL for their reasonable out-of-pocket expenses.

                        PROPOSAL 1: THE SALE TRANSACTION

General

     Under the purchase agreement, AMCOL will transfer to BASF the following:

     all of the outstanding shares of the capital stock of AMCOL's indirect subsidiaries Chemdal Corporation, or Chemdal US, and Chemdal Asia Ltd., or Chemdal Asia; and

     all other assets of AMCOL and its subsidiaries related primarily to the SAP business.

     Subject to certain post-closing adjustments, the total consideration to be paid to AMCOL by BASF for the SAP business is $656.5 million, less any outstanding intercompany indebtedness of the SAP business as of the closing. The purchase price consists of, subject to certain post-closing adjustments, $613.7 million, less any outstanding intercompany indebtedness of the SAP business as of the closing, as the purchase price under the purchase agreement, and $42.8 million, as consideration for entering into an acrylic acid supply agreement. See "The Purchase Agreement - Purchase Price."

     The sale transaction does not include the sale of AMCOL's Poly-Pore business which includes the business of researching, manufacturing and selling of microporous oil and/or water absorbent polymers capable of entrapping solids and liquids. The Poly-Pore business was accounted for as part of the SAP business.

The SAP Business

     Substantially all of the SAP business is conducted through Chemdal US, Chemdal Limited, and Chemdal Asia and includes manufacturing operations in the United States, the United Kingdom and Thailand. Generally, the SAP business produces superabsorbent polymers for use in disposable baby diapers, adult incontinence and feminine hygiene products, and other absorbent personal care items. The following table sets forth historical financial information for the SAP business for the years ended December 31, 1998 and 1999. See "Unaudited Financial Statements of the SAP Business."

                                                                      (In millions)
                                              Net Sales               Gross Profit         Operating Profit (Loss)
                                          1999        1998         1999         1998         1999          1998
SAP Business                             $252.9      $221.1        $68.9        $46.5        $51.9        $33.3

     The following tables set forth the percentage of total assets of AMCOL attributable to the SAP business and the remaining businesses as of December 31 of each of the last three calendar years, and the percentage contributions to net sales of AMCOL attributable to the SAP business and the remaining businesses for each of the last three calendar years.

                                                                Percentage of Total Assets as of
                                                    12/31/1999             12/31/1998              12/31/1997
SAP Business                                          41.6%                   36.9%                  38.5%
Remaining Businesses                                  58.4%                   63.1%                  61.5%
                                                     100.0%                  100.0%                 100.0%

                                                           Percentage of Net Sales for the Year Ended
                                                    12/31/1999             12/31/1998              12/31/1997
SAP Business                                          45.8%                   42.4%                  41.1%
Remaining Businesses                                  54.2%                   57.6%                  58.9%
                                                     100.0%                  100.0%                 100.0%

Background of the Sale Transaction

     In recent years, the superabsorbent polymer industry has become increasingly vertically integrated as competing manufacturers of superabsorbent polymers have also become suppliers of acrylic acid, the primary component used to produce superabsorbent polymers. This vertical integration of the superabsorbent polymers industry has resulted in AMCOL being one of several superabsorbent polymers producers which does not also produce or control a source of acrylic acid. The profitability of the SAP business is significantly impacted by the price and available supply of acrylic acid.

     Although there is currently a sufficient supply of acrylic acid in the marketplace, AMCOL considered various long-term strategic alternatives for the SAP business, including acquiring an acrylic acid supplier, developing the internal capacity to produce acrylic acid, entering into a strategic relationship with an acrylic acid supplier, and a sale of the SAP business. The Board determined that significant capital expenditures would be required to acquire an acrylic acid supplier or develop the capacity to produce acrylic acid. In addition, the Board concluded that AMCOL did not currently possess the technology or resources necessary to produce acrylic acid.

     On April 1, 1999, Lawrence E. Washow, the President and Chief Operating Officer of AMCOL, received an unsolicited inquiry from a representative of BASF requesting a meeting with AMCOL relating to the SAP business.

     In early April of 1999, an executive of Company A contacted Gary L. Castagna, a Vice President of AMCOL and the President of Chemdal International Corporation, to determine whether AMCOL was interested in pursuing a joint venture combining Company A's superabsorbent polymer business with the SAP business.

     On April 15, 1999,  Mr.  Castagna  and Mr.  Washow met with an executive of
Company  A  to  discuss  a  possible   joint  venture   involving  each  party's
superabsorbent polymers business.

     On April 19, 1999, John Hughes, the Chairman and Chief Executive Officer of AMCOL, Mr. Washow, and Mr. Castagna met with Dr. Joseph Kohnle, President of the Dispersions Group of BASF, and Cenan Ozmeral, Group Vice President of BASF Corporation, at AMCOL's offices in Arlington Heights, Illinois. At this meeting, BASF indicated to AMCOL that it was interested in acquiring the SAP business and the parties held preliminary discussions regarding the possible sale of the SAP business to BASF.

     On April 28, 1999, AMCOL held a meeting of its Board of Directors. At this meeting Mr. Hughes, Mr. Washow and Paul G. Shelton, a Senior Vice President and the Chief Financial Officer of AMCOL, briefed the Board of Directors on strategic alternatives for the SAP business, including the recent discussions with BASF. After discussion, the Board of Directors instructed management to continue discussions with BASF regarding a possible sale of the SAP business. On the same date, Mr. Hughes sent a letter to Dr. Kohnle of BASF indicating AMCOL's proposed valuation of the SAP business.

     On May 6, 1999, Mr. Hughes and Mr. Washow met Dr. Kohnle, Dr. Harald Schultheiss, Director, Dispersions of BASF and other BASF representatives, in Frankfurt, Germany, to discuss the possible sale of the SAP business to BASF. Discussions focused on the historical performance of the SAP business, comparable acquisitions in the specialty chemical business and methods of valuing the SAP business.

     On May 11, 1999, AMCOL held its annual meeting of the Board of Directors. At the meeting, AMCOL's management updated the Board of Directors as to the status of discussions with BASF and the contact by Company A regarding a possible joint venture.

     On May 14, 1999, Mr. Hughes, Mr. Washow and Mr. Castagna met with an executive of Company A to continue discussions regarding a possible joint venture involving each party's superabsorbent polymers business. During these discussions, AMCOL indicated to Company A that it would also consider selling the SAP business and suggested that Company A consider making an offer. Company A indicated that it was more interested in forming a joint venture, but agreed to review a possible acquisition of the SAP business.

     On May 17, 1999, AMCOL and BASF executed secrecy agreements obligating the parties to maintain the confidentiality of shared confidential information. On the same date, Mr. Castagna and Mr. Shelton met with Dr. Schultheiss and other BASF representatives in Frankfurt, Germany. At these meetings, the parties discussed BASF's initial valuation for the SAP business. The parties also reviewed strategies for structuring the transaction, business synergies, potential for new technologies, and possible risks associated with the proposed transaction.

     On May 20, 1999, Mr. Hughes and Mr. Washow met with Dr. Kohnle, Dr. Schultheiss, and other BASF representatives in Frankfurt, Germany, to further discuss the valuation of the SAP business.

     On May 28, 1999, Company A informed AMCOL that it would not make an offer to acquire the SAP business at that time, but reiterated its willingness to discuss the formation of a joint venture consisting of the SAP business and Company A's superabsorbent polymer business. However, the proposed joint venture would not provide for the supply of acrylic acid.

     On June 22, 1999, Mr. Hughes and Mr. Washow met with Dr. Kohnle and other BASF representatives in Frankfurt, Germany. At this meeting, the parties discussed various structures for BASF's proposed acquisition of the SAP business, including the sale of the stock and assets of certain AMCOL subsidiaries and a structure in which AMCOL would spin-off all of its businesses other than the SAP business immediately prior to the acquisition of AMCOL (then consisting of the SAP business) by BASF through a merger of AMCOL and a BASF subsidiary. The spin-off/merger structure was favored by AMCOL over the sale of the stock and assets of the subsidiaries since the spin-off/merger structure provided the most tax efficient structure for AMCOL and its shareholders.

     On June 28, 1999, Mr. Hughes, Mr. Washow and Mr. Castagna met with two executives from Company A in Chicago, Illinois to further discuss the possible formation of a joint venture. The parties also discussed preliminary valuations of the SAP business.

     On June 30, 1999, Mr. Shelton and Dr. Schultheiss of BASF discussed by telephone various issues regarding the possible acquisition of the SAP business by BASF.

     On July 7, 1999, AMCOL and Company A executed a confidentiality agreement. On the same date, AMCOL provided Company A with a copy of the business plan for the SAP business.

     On July 22, 1999, Mr. Shelton and Dr. Schultheiss of BASF participated in a conference call with their respective legal and accounting advisors to discuss alternative structures for the sale of the SAP business to BASF. The parties discussed the federal income tax consequences of the proposed transaction to AMCOL and its shareholders.

     On July 26, 1999, AMCOL engaged Schroders. to act as its exclusive financial advisor in connection with a possible sale of the SAP business. After its engagement, Schroders contacted four other likely potential buyers to determine their level of interest in acquiring the SAP business. As a result of these contacts, Schroders received an indication of interest from Company B regarding a possible transaction.

     On July 27 and 28, 1999, Mr. Shelton and AMCOL's legal counsel met with Dr. Schultheiss, Dr. Wolf-Dieter Starp, Director of Subsidiary Financing and
Acquisitions of BASF, Dr. Jorg Buchmuller, director of BASF, Mr. Ozmeral, and other BASF representatives in the New York office of BASF's legal counsel. The parties discussed terms for a possible transaction, including price and structure. BASF also requested that the directors and certain of their affiliates agree to vote their shares of AMCOL common stock in favor of the proposed transaction.

     On July 29, 1999, Mr. Hughes and Dr. Kohnle of BASF discussed the proposed transaction in a telephone call. Later that day, Mr. Hughes sent a follow-up letter to Dr. Kohnle indicating that AMCOL would not consider an offer of less than $540 million, excluding working capital, for the SAP business, using a spin-off/merger structure.

     On August 4, 1999, Mr. Hughes, Mr. Washow, Mr. Shelton and Mr. Castagna, AMCOL's legal counsel and Schroders met with Dr. Kohnle, Dr. Schultheiss and other BASF representatives at Schroders' offices in London, England. At this meeting, the parties discussed a purchase price of approximately $555.5 million, including working capital, for the SAP business, using a spin-off/merger structure.

     On August 9, 1999, Mr. Hughes met with representatives from Company A to determine Company A's interest in pursuing a transaction and whether further discussions were warranted. During this meeting, the parties also discussed preliminary valuations for the SAP business.

     On August 10, 1999, AMCOL held a meeting of its Board of Directors. At the meeting, AMCOL's management advised the Board of Directors as to the status of discussions with BASF and Company A. The Board discussed and considered its fiduciary duties in connection with a possible sale of the SAP business. The Board of Directors discussed current conditions in the superabsorbent polymer industry and AMCOL's strategic alternatives. The Board of Directors approved the retention of Schroders as AMCOL's financial advisor in connection with the sale of the SAP business.

     On August 13, 1999, AMCOL terminated discussions with Company A because Company A's preliminary indication of the valuation of the SAP business was insufficient, and Company A was not willing to discuss any increase in value.

     On September 1 and 2, 1999, Mr. Shelton, Mr. Castagna, and Mark A. Anderson, the Vice President of Corporate Development of AMCOL and the Vice President of Absorbent Technologies for Chemdal US, met with Dr. Schultheiss, Dr. Buchmuller, Mr. Ozmeral and other BASF representatives in Chicago, Illinois. At these meetings, BASF informed AMCOL that the proposed structure of the transaction as a spin-off/merger was unacceptable to BASF and proposed to restructure the transaction such that BASF would acquire the SAP business by purchasing the assets and stock of certain of AMCOL's subsidiaries. BASF also indicated that it would be willing to increase the purchase price for the SAP business to take into account the greater tax benefits of the proposed structure to BASF.

     On September 6, 1999, Mr. Hughes spoke by telephone with Dr. Kohnle regarding BASF's proposed change in the transaction structure. On the same date, Mr. Hughes sent a letter to BASF requesting additional information regarding BASF's proposed transaction structure and advising BASF that AMCOL would need time to review its new proposal.

     On September 8, 1999, Dr. Kohnle provided a revised term sheet setting forth its proposed terms for the purchase of the SAP business. In the term sheet, BASF indicated that it would raise its offer for the SAP business to $650 million, using an asset/stock purchase structure. The term sheet included information regarding the acquisition structure, the scope of the due diligence review and the treatment of employees of the SAP business.

     On September 14, 1999, Mr. Hughes and Dr. Kohnle discussed by telephone the tax impact of BASF's proposed change in the transaction structure and various other matters. Mr. Hughes and Dr. Kohnle discussed the fact that the asset/stock purchase structure was more tax efficient for BASF and less tax efficient for AMCOL and its shareholders. Dr. Kohnle and Mr. Hughes discussed an adjustment to the purchase price based on using an asset/stock purchase structure instead of the spin-off/merger structure. On September 16, 1999, Dr. Kohnle sent a letter to Mr. Hughes informing AMCOL that BASF was raising its offer to acquire the SAP business to $660 million, using an asset/stock purchase structure.

     On September 22, 1999, Mr. Hughes, Mr. Washow and Schroders met with representatives of Company B. During the meeting, Company B expressed an interest in acquiring the SAP business, although a specific purchase price was not discussed.

     On October 1, 1999, Mr. Hughes and Mr. Shelton met Dr. Kohnle, Dr. Schultheiss and other BASF representatives in Frankfurt, Germany to negotiate various terms of the proposed transaction.

     On October 5 and 6, 1999, Mr. Shelton, AMCOL's legal counsel and Schroders met with Dr. Schultheiss and other BASF representatives in New York to negotiate the terms of an acquisition agreement and discuss various other aspects of the proposed transaction, including lock-ups and break-up fees.

     On October 6, 1999, Mr. Shelton and AMCOL's legal counsel met with representatives of Company C to discuss whether a sale of the SAP business to Company C using a spin-off/merger structure could be arranged to take advantage of certain tax benefits available to Company C.

     On October 8, 1999, Company B orally advised Schroders of its preliminary indication of value for the SAP business. This indication of value was lower than the price offered by BASF.

     On October 8, 1999, AMCOL held a meeting of its Board of Directors. At this meeting, Mr. Hughes advised the Board that Company B had withdrawn their consideration of an acquisition of the SAP business. Company B indicated that its interest in purchasing the SAP business at that time was not high because of other pending transactions. AMCOL's management also reported to the Board of Directors on the status of its discussions with BASF regarding the sale of the SAP business.

     On October 14, 1999, AMCOL held a meeting of its Board of Directors. At the meeting, AMCOL's management advised the Board of Directors on the status of discussions with BASF and the preliminary discussions with Company C regarding a possible transaction. Schroders also gave a presentation to the Board of Directors in which it described the current structure of the proposed transaction, and reviewed its analysis of the value of the SAP business. After Schroders' presentation, the Board of Directors discussed the various terms of the proposed transaction with BASF.

     On October 14, 1999, Mr. Hughes, Mr. Shelton and Schroders met with representatives of Company C in Chicago, Illinois, to further discuss the possibility of selling the SAP business to Company C using a spin-off/merger structure.

     On October 15, 1999, Mr. Hughes met with Dr. Kohnle and other BASF representatives in London, England and advised him of AMCOL's preliminary discussions with Company C regarding a possible sale of the SAP business to Company C using a spin-off/merger structure and the possible resale of the SAP business by Company C to BASF.

     On October 20, 1999, AMCOL received a preliminary indication of interest from Company C to acquire the SAP business using a spin-off/merger structure for a purchase price of $614 million. The indication of interest was subject to Company C obtaining financing, satisfactory due diligence, minimum valuations for the net assets to be acquired, and obtaining applicable regulatory approvals.

     On October 20, 1999, Mr. Shelton, AMCOL's legal counsel and Schroders met with Dr. Schultheiss and other BASF representatives in New York to further negotiate the terms of an acquisition agreement . The parties discussed lock-ups, indemnification thresholds, subleases and whether the assets or stock of Chemdal Asia should be transferred.

     On October 28, 1999, Dr. Kohnle informed Mr. Hughes by telephone that the BASF Supervisory Board approved the decision of BASF to make an offer of $660 million for the SAP business.

     On November 2 and 3, 1999, Mr. Hughes, Mr. Shelton, AMCOL's legal counsel and Schroders met with Dr. Kohnle and other BASF representatives in New York to discuss the terms of the proposed transaction, including the proposed Acrylic Acid Supply Agreement, the treatment of working capital and employee benefit matters.

     On November 4, 1999, AMCOL held a meeting of its Board of Directors. At the meeting, the Board discussed the terms of the proposed sale of the SAP business to BASF. The Board also reviewed the status of the discussions with Company C. After discussion, the Board instructed management to terminate further discussions with Company C based on the Board's concerns relating to potential adverse tax consequences of the proposed transaction, timing issues and concerns over Company C's ability to finance and close the proposed transaction.

     On November 8, 1999, Mr. Hughes received a call from Dr. Kohnle requesting a meeting in New York on the next day to discuss the transaction. Later that day, AMCOL's Board of Directors met to review and discuss the proposed sale of the SAP business to BASF. At the meeting, Mr. Hughes reported BASF's request for a meeting the next day in New York. Schroders then reviewed its efforts to identify other potential buyers of the SAP business and delivered a presentation to the Board and its opinion that the consideration to be received by AMCOL pursuant to the purchase agreement under a $660 million price was fair, from a financial point of view, to AMCOL. AMCOL's legal counsel gave a presentation to the Board on the terms of the purchase agreement and related documents. The Board discussed the terms of the proposed sale of the SAP business to BASF and
asked  questions  of  Schroders  and  AMCOL's  legal  counsel.   Following  this
discussion, the Board determined that the purchase agreement and the sale transaction were fair to, and in the best interests of, AMCOL and its shareholders, approved the purchase agreement and the sale transaction, and recommended approval of the purchase agreement by AMCOL's shareholders.

     On November 9, 1999, Mr. Hughes, Mr. Washow, Mr. Shelton, AMCOL's legal counsel and Schroders met with Dr. Kohnle, Dr. Schultheiss, Dr. Jorg Buchmuller, and other BASF executives in New York. The purpose of the meeting was to discuss an adjustment to the proposed purchase price for the SAP business based on BASF's further analysis of future obligations of the SAP business under certain acrylic acid supply contracts. On the next day, Mr. Hughes and Dr. Kohnle spoke by telephone and agreed to a $3.5 million downward adjustment in the purchase price for the SAP business.

     On November 22, 1999, AMCOL held a meeting of its Board of Directors. At this meeting, AMCOL's legal counsel reported to the Board of Directors that the agreement with BASF for the sale of the SAP business had been finalized and advised the Board of the changes in the terms of the proposed sale of the SAP business, including a $3.5 million downward adjustment to the purchase price. Schroders then reported to the Board that it had reviewed the purchase price adjustment and reaffirmed its previous opinion regarding the fairness of the transaction and delivered its written opinion that the consideration to be received by AMCOL pursuant to the purchase agreement is fair, from a financial point of view, to AMCOL. After discussion, the Board affirmed its approval of the purchase agreement.

     On November 22, 1999, AMCOL and BASF executed the purchase agreement. The transaction was publicly announced prior to the opening of the New York Stock Exchange on November 23, 1999.

Opinion of Schroders

     On November 22, 1999, Schroders rendered its opinion to AMCOL's Board of Directors that, as of the date of such opinion, the cash consideration to be paid to AMCOL by BASF for the SAP business was fair to AMCOL from a financial point of view.

     A copy of the Schroders opinion, which sets forth the assumptions made, matters considered and limitations on the scope of review undertaken by Schroders, is attached as Annex B to this proxy statement. The Schroders opinion is directed only to the fairness, from a financial point of view, of the cash consideration to be paid to AMCOL by BASF for the SAP business. The Schroders opinion was provided at the request and for the information of AMCOL's Board of Directors in evaluating the consideration to be paid to AMCOL and does not constitute a recommendation to any shareholder to vote in favor of the transactions contemplated by the purchase agreement. AMCOL's shareholders should read the Schroders opinion carefully and in its entirety for information with respect to the procedures followed, assumptions made, matters considered and limitations on the review undertaken by Schroders in rendering the Schroders opinion. Schroders has consented to the references to Schroders and the Schroders opinion in this proxy statement, and to the attachment of the Schroders opinion to this proxy statement as an appendix.

In arriving at the Schroders opinion, Schroders:

     reviewed certain publicly available business and financial information relating to the SAP business;

     reviewed certain unaudited historical financial and operating information provided by AMCOL relating to the SAP business;

     reviewed certain other information, including financial and operating forecasts of the SAP business, provided by AMCOL;

     held discussions with senior management and AMCOL representatives regarding the business, operations and prospects of the SAP business;

     reviewed a draft of the purchase agreement dated November 19, 1999;

     performed various financial analyses, as Schroders deemed appropriate, using generally accepted analytical methodologies, including:

     (a)  the  application  to the financial  results of the SAP business of the
          public  trading   multiples  of  companies  which   Schroders   deemed
          comparable;

     (b) the application to the financial results of the SAP business of the multiples reflected in recent acquisition transactions which Schroders deemed comparable;

     (c) a discounted cash flow analysis of the SAP business' financial forecasts; and

     (d)  a leveraged buyout analysis of the SAP business' financial forecasts;

     considered the results of solicitations of interest from third parties regarding potential business combinations involving the SAP business; and

     performed such other analyses, studies, inquiries and investigations as Schroders deemed appropriate.

     In its  review and  analysis  and in  formulating  the  Schroders  opinion,
     Schroders:

     assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to it by AMCOL or obtained by Schroders from other sources, and upon AMCOL's assurance that it was not aware of any information or facts that would make the information provided to Schroders incomplete or misleading;

     did not attempt to independently verify any of such information;

     did not undertake an independent appraisal of the assets or liabilities (contingent or otherwise) of AMCOL, nor was Schroders furnished with any such appraisals;

     with respect to the projected financial information referred to above, was advised by AMCOL, and Schroders assumed, without independent investigation, that they were reasonably prepared and reflected the best estimates and judgments of the expected future financial performance of the SAP business; and

     expressed no opinion with respect to such projected financial statements.

     The Schroders opinion was necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated by Schroders on the date thereof. Schroders disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting the Schroders opinion which may come or be brought to its attention after that date of the Schroders opinion unless specifically requested by AMCOL to do so.

     The Schroders opinion does not constitute a recommendation as to any action AMCOL's Board of Directors or any shareholder of AMCOL should take in connection with the purchase agreement or any aspect thereof or alternatives thereto.

     In rendering the Schroders opinion, Schroders was not engaged as an agent or fiduciary of AMCOL's shareholders or of any other third party. The Schroders opinion related solely to the fairness, from a financial point of view, of consideration to be paid to AMCOL in the transaction. Schroders expressed no opinion therein as to the structure, terms or effects of any other aspect of the transactions contemplated by, or provisions of, the purchase agreement or any of the agreements or instruments delivered pursuant thereto.

     The following is a summary of the material financial analyses performed by Schroders in arriving at the Schroders opinion and was provided by Schroders for inclusion in this proxy statement.

     Selected Comparable Speciality Chemicals and Materials Companies Analysis. Schroders compared selected historical and projected financial and operating data of the SAP business to the corresponding data of a group of publicly traded companies that Schroders deemed to be reasonably comparable to the SAP business. In determining the appropriate comparable companies, Schroders considered a variety of factors, including market capitalization, business focus and end-markets, revenues, EBITDA and EBIT. These companies, or the Comparable Companies, included AEP Industries; Applied Extrusion Technologies; BASF AG; Cabot Corp.; Calgon Carbon Corp.; Polymer Group Inc.; and Tredegar Industries.

     Schroders calculated multiples of enterprise value, which is defined in the Schroders opinion as market value of equity plus total debt less cash and cash equivalents, to latest twelve months, or LTM, earnings before interest, taxes, depreciation, amortization, or EBITDA, 1999 estimated EBITDA and 2000 estimated EBITDA. Schroders also calculated multiples of enterprise value to LTM earnings before interest and taxes, or EBIT, 1999 estimated EBIT and 2000 estimated EBIT. For each of these multiples, Schroders determined a selected multiple range based on the mean, adjusted mean and range of values. The results of this analysis are set forth in the tables below:

                                                                          Multiple to
                                                  LTM EBITDA             1999E EBITDA            2000E EBITDA
Mean                                                 7.4x                    6.8x                    6.1x
Mean excluding high/low                              7.6x                    6.8x                    6.2x
Selected multiple range                          6.5x - 8.5x             6.0x - 8.0x              5.0x - 7.0x

                                                                          Multiple to
                                                   LTM EBIT               1999E EBIT              2000E EBIT
Mean                                                12.5x                   10.8x                    9.4x
Mean excluding high/low                             11.3x                   10.6x                    9.3x
Selected multiple range                         10.5x - 12.5x            9.5x - 11.5x            8.0x - 10.0x

     As the above ranges represent trading multiples for publicly traded companies, Schroders then applied control premiums of 30%, 35% and 40% to the selected multiple ranges to determine the implied private market valuation for the SAP business. This range of control premiums was based on a review of premiums paid in recent public merger and acquisition transactions. The following table sets forth the implied enterprise value ranges for the SAP business based upon the foregoing analysis:

                                                                      Implied Valuation Based on
                                              30% Control Premium          35% Control Premium        40% Control Premium
Selected Enterprise Value Range               $550 - $700 million          $570 - $725 million        $590 - $750 million

     Comparable Transactions Analysis. Schroders considered the terms, to the extent publicly available, of selected transactions reasonably comparable to the sale transaction, or the comparable transactions, and sought to compare the consideration to be paid to AMCOL with the consideration involved in such transactions. Schroders selected the comparable transactions based on a variety of factors, including the date, size, profitability, range of product offerings and types of end-use markets of the target companies. The comparable transactions and their pertinent dates were as follows:

     The  acquisition  by Rhodia SA of  Albright  & Wilson plc  (completed  July
     1999).

     The acquisition by Suez Lyonnaise des Eaux of Imetal SA's Calgon Water Treatment (completed June 1999).

     The acquisition by Eastman Chemical Company of Lawter International, Inc. (completed June 1999).

     The Tredegar Industries' acquisition of Exxon Chemical Company's Films Business (completed May 1999).

     Laporte plc's acquisition of Inspec Group plc (completed September 1998).

     BBA Group plc's acquisition of International Paper Co.'s Veratec Nonwovens Business (completed in August 1998).

     Huntsman Packaging Corporation's acquisition of Blessings Corporation (completed in May 1998).

     B.F. Goodrich Company's acquisition of Freedom Chemical Company (completed in March 1998).

     Polymer Group's acquisition of Dominion Textile Inc.'s Nonwovens Business (completed in February 1998).

     Elementis plc's acquisition of Rheox Inc. from NL Industries Inc.(completed in January 1998).

     Sentrachem Ltd.'s acquisition of Hampshire Chemical Co. (completed in September 1995).

     Witco Corporation's acquisition of OSi Specialties Inc. (completed in October 1995).

     Schroders calculated the multiple of enterprise value, which in this case is defined in the Schroders opinion as the purchase price of equity plus debt assumed less cash, to the target company's EBITDA for the twelve months preceding the transaction. The mean enterprise value to LTM EBITDA multiple for the comparable transactions was 9.7x. The consideration to be paid by BASF for the SAP business implies transaction multiples of 10.6x LTM EBITDA and 9.9x 1999 estimated EBITDA. Schroders determined a selected multiple range of 9.0x to 11.0x based upon the mean multiple and the range of multiples of the comparable transactions. The following table sets forth the implied enterprise value ranges for the SAP business based upon the foregoing analysis:

                                            Multiple Range for Comparable            Implied Enterprise Value
                                                     Transactions                         (In millions)
LTM EBITDA                                           9.0x - 11.0x                        $555.3 - $678.7
1999E EBITDA                                         9.0x - 11.0x                        $595.8 - $728.2

     Discounted Cash Flow Analysis. Schroders performed discounted cash flow analyses of the projected free cash flows of the SAP business. Free cash flows are defined as after-tax operating profit, plus depreciation and amortization, less capital expenditures and changes in working capital. The discounted cash flow analyses of the SAP business were determined by adding the present value of the projected free cash flows of the SAP business, and the present value of the estimated terminal value of the SAP business.

     Schroders performed discounted cash flow analysis of the SAP business based on projections provided by AMCOL's management, including sensitivity cases in which adjustments were made to the financial forecast and terminal value calculation as follows:

                    Projections                                     Terminal Value / Discount Period
Management projections as provided                   Free cash flows were calculated using the SAP business
                                                     projections from 2000 to 2008.  The terminal value of the SAP business was determined by applying exit multiples ranging from 6.0x to 8.0x to average EBITDA from 2004 through 2008

Alternative projections which incorporated a 10%     Free cash flows were calculated using the SAP business
reduction in variable margin, or a 7.5% increase     projections from 2000 to 2005.  The terminal value of the SAP
in acrylic acid pricing, the key raw material for    business was determined by applying exit multiples ranging
the SAP business                                     from 6.0x to 8.0x to 2005 EBITDA

     Estimated cash flows and terminal values were discounted at rates ranging from 9.0% to 11.0%. These discount rates were based on the weighted average cost of capital for AMCOL and the comparable companies. Based on such terminal value multiples and discount rates, the implied enterprise values for the SAP business are presented below:

                          Description                                      Implied Enterprise Value Range
                                                                                    ($ millions)
Management case projections through 2008                                          $534.6 - $728.5
Alternative case projections through 2008                                         $418.7 - $578.0
Management case projections through 2005                                          $502.3 - $677.8
Alternative case projections through 2005                                         $391.1 - $534.6

     Leveraged Buyout Analysis. Schroders performed a leveraged buyout analysis on the SAP business to determine what a potential financial investor could afford to pay for the SAP business. This analysis was based on assumed interest rates of 8.75% for bank debt, 12.0% for senior subordinated debt and current minimum acceptable debt coverage ratios. This analysis also assumed that a financial investor would require a minimum internal rate of return, or IRR, of 20% to 25% over the term of its investment. Based upon these assumptions, Schroders determined that a financial investor would be able to pay up to $483 million (assuming a 25% IRR) and $513 million (assuming a 20% IRR) for the SAP business.

     The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Schroders considered the results of all its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Subject to the matters set forth in the Schroders opinion, the judgments made by Schroders as to its analyses and the factors considered by it caused Schroders to be of the opinion, as of the date of the Schroders opinion, that the consideration to be paid by BASF was fair, from a financial point of view, to AMCOL. Schroders' analyses must be considered as a whole and considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the Schroders opinion.

     Any estimates contained in Schroders' analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those contained in such analyses. Estimated values do not purport to be appraisals or to reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty.

     Schroders is an internationally recognized investment banking firm with experience in the valuation of businesses and their securities in connection with mergers; acquisitions; sales and distributions of listed and unlisted securities; private placements; and valuations for corporate and other purposes.

     The extensive experience of Schroders' chemical investment banking group in providing corporate finance and advisory services to companies in the chemical industry was a significant factor in AMCOL's decision to select Schroders to be its financial advisor for the transaction.

     Schroders, in the past, has performed financial advisory services for AMCOL. Schroders may provide investment banking or financial advisory services for AMCOL in the future.

     Pursuant to a letter agreement dated July 26, 1999, AMCOL has paid to Schroders a $150,000 retainer fee, and a fee of $850,000 for the Schroders opinion furnished to AMCOL and has agreed to pay, contingent upon consummation of the transaction, a cash success fee equal to 0.5% of the aggregate consideration to be received by AMCOL in the transaction. The retainer fee and the fairness opinion fee will be credited against this success fee. In addition, AMCOL has agreed to indemnify Schroders against certain expenses and liabilities in connection with its engagement. The fairness opinion fee was not conditioned upon the conclusion reached by Schroders as to the fairness of the consideration, nor upon the ultimate consummation of the transaction.

Recommendation of the Board

     AMCOL's Board of Directors has unanimously approved the purchase agreement and the sale transaction, and believes that the purchase agreement and the sale transaction are fair to, and in the best interests of, AMCOL and its shareholders. The Board of Directors recommends that you vote "FOR" the approval of the sale transaction.

Reasons for the Sale Transaction

     In reaching its decision to recommend and approve the purchase agreement, AMCOL's Board of Directors consulted with its advisors and considered a number of factors, including the following:

     Information regarding the financial performance, business operations, capital requirements and future prospects of the SAP business. The Board reviewed the likelihood of realizing a long-term value equal to or greater than the value offered by BASF if the SAP business was not sold. The Board determined that the ability to obtain such value would depend on numerous factors, many of which were speculative or uncertain. These factors included the investment of significant amounts of capital and the continued availability of acrylic acid at reasonable prices. In light of these uncertainties, the Board determined that the interests of AMCOL's shareholders were better served by the sale of the SAP business to BASF.

     The terms of the purchase agreement, including the price, the proposed structure of the sale transaction and BASF's financial strength and the fact that financing is not a condition to the sale transaction.

     The process engaged by AMCOL's management and Schroders which included discussions with potential acquirors of the SAP business, and the view of AMCOL's Board of Directors, based in part on Schroders' presentation, that it was unlikely a superior offer for the SAP business would arise and be consummated.

     Schroders' presentation and written opinion that, as of the date of the opinion and based upon and subject to certain matters stated therein, the cash consideration to be received by AMCOL pursuant to the sale transaction is fair to AMCOL from a financial point of view. The full text of Schroders' opinion is attached as Annex B to this proxy statement. Shareholders are urged to read the opinion in its entirety.

     Current industry, economic and market conditions in the superabsorbent polymers industry, including (a) the fact that AMCOL is one of several superabsorbent polymers producers which does not also produce acrylic acid, the primary raw material used in the production of superabsorbent polymers,
     (b) the increasing vertical integration of the superabsorbent polymers industry as competing manufacturers of superabsorbent polymers have become suppliers of acrylic acid, and (c) the decrease in available sources of acrylic acid which are not competitors of the SAP business.

     AMCOL management's belief that, although acrylic acid production presently exceeds demand, the SAP business may become increasingly dependent upon its competitors for supplies of acrylic acid and that in periods of low supply, such dependence may have a significant negative impact on the profitability of the SAP business. Any decrease in the profitability of the SAP business may decrease the value a potential purchaser would assign to the SAP business.

     AMCOL's review of alternatives to a sale of the SAP business, including (a) acquiring an acrylic acid supplier, (b) developing the internal capacity to produce acrylic acid, or (c) entering into a strategic relationship with an acrylic acid supplier, and the costs and 1capital expenditures associated with each alternative. The Board determined that significant capital expenditures would be required to acquire an acrylic acid supplier or develop the capacity to produce acrylic acid. In addition, the Board concluded that AMCOL did not currently possess the technology or resources necessary to produce acrylic acid.

     AMCOL's ability to adopt a plan of partial liquidation and to distribute a substantial portion of the net proceeds from the sale transaction to AMCOL's shareholders.

     That the purchase agreement permits AMCOL to furnish nonpublic information to, and to participate in negotiations with, any third party that has submitted an unsolicited acquisition proposal, if the Board determines in good faith that such acquisition proposal is, or may reasonably be expected to lead, to a superior proposal, and the purchase agreement permits AMCOL's Board of Directors to change its recommendation with respect to the sale transaction and to terminate the purchase agreement in certain circumstances in the exercise of its fiduciary duties.

     The absence of any lock-up arrangements requiring any shareholders of AMCOL to vote in favor of the sale transaction.

     The termination provisions of the purchase agreement, which under certain circumstances could obligate AMCOL to pay a termination fee of $20 million to BASF and to reimburse BASF for its actual expenses incurred in connection with the transaction, up to $3 million, and the Board's belief that such fees and expense reimbursement provisions would not deter a higher offer for the SAP business.

The  Board  also  considered  the  following  facts,   risks  and  uncertainties
associated with the sale transaction:

     The asset/stock purchase structure of the sale transaction is not as tax efficient to AMCOL as the spin-off/merger structure. AMCOL will recognize gain on the sale of the SAP business and AMCOL's shareholders will recognize a gain or loss on any distribution by AMCOL of the proceeds from the sale transaction. The Board recognized that BASF was not willing to agree to the spin-off/merger structure. Instead, BASF increased the purchase price to mitigate the adverse tax consequences of the asset/stock purchase structure.

     Under the purchase agreement, AMCOL has agreed to indemnify BASF for the breach of its representations and warranties contained in the purchase agreement and other matters. If a substantial portion of the proceeds of the sale transaction are distributed to AMCOL's shareholders, AMCOL would be required to fund the payment of any indemnification claims by BASF under the purchase agreement or otherwise out of its then existing working capital and cash flows from its continuing businesses.

     The foregoing addresses the material information and factors considered by AMCOL's Board of Directors in its consideration of the sale transaction. In view of the variety of factors and the amount of information considered, AMCOL's Board of Directors did not find it practicable to provide specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The determination to recommend that AMCOL's shareholders approve the purchase agreement was made after consideration of all of the factors taken as a whole. In addition, individual members of the Board may have given different weights to different factors and may have considered other factors.

Use of Proceeds

     AMCOL expects to receive approximately $656.5 million in gross proceeds from the sale transaction. See "The Purchase Agreement - Purchase Price." From these gross proceeds, AMCOL intends to repay certain indebtedness of the SAP business (totaling approximately $41.9 million as of March 31, 2000) and will pay various transaction related costs, including estimated legal, accounting and advisory fees of $7.5 million, employee bonuses of $3.6 million, estimated filing, printing and other costs of $1.3 million, estimated penalties for the prepayment of debt of $1.3 million, and estimated corporate income taxes of $208.4 million.

     In connection with the sale transaction, AMCOL currently intends to adopt a plan of partial liquidation pursuant to which AMCOL will distribute pro rata to its shareholders a significant portion of the net proceeds from the sale transaction after payment of the expenses described above. We cannot assure you that any plan of partial liquidation will be adopted or that any distribution will be made. The Board of Directors will consider the facts and circumstances existing after the completion of the sale transaction to determine whether a distribution in partial liquidation is in the best interests of AMCOL's shareholders at that time and the timing and amount of any such distribution. The Board is not currently aware of any facts or circumstances which would cause the Board to conclude that the distribution in partial liquidation is not in the best interests of AMCOL's shareholders. Any plan of partial liquidation must be approved by the Board, but does not require the approval of AMCOL's shareholders. Shareholders are not being asked to vote on or approve any plan of partial liquidation.

     AMCOL currently expects to distribute between $14.00 and $14.50 per share to shareholders of record as of a date to be set by the Board. See "Selected Consolidated Historical and Pro Forma Financial Data." This amount is based upon the selected consolidated pro forma financial data, the expected gross proceeds of the sale transaction, and estimated transaction related costs. The actual amount of any distribution is expected to be determined after the closing of the sale transaction. Accordingly, shareholders are advised that the actual amount of any distribution to shareholders may be substantially different from the amount indicated above.

     If the sale transaction is consummated, AMCOL's shareholders will retain their equity interest in AMCOL. The sale transaction will not result in any changes in the rights of AMCOL's shareholders. Only shareholders of record as of the record date established by the Board in connection with any plan of partial liquidation will be entitled to the distribution.

Accounting Treatment

     Upon consummation of the sale transaction, the entities comprising the SAP business will be treated as a discontinued operation of AMCOL. All prior periods will be reclassified to show the operations of the entities comprising the SAP business separately from the continuing operations of AMCOL. The gain on the sale transaction will be calculated as the excess of the consideration received by AMCOL plus liabilities assumed by BASF over the net book value of the assets sold, net of transaction costs and applicable income taxes. The gain will be recorded as a separate component of discontinued operations in AMCOL's consolidated financial statements.

Certain Federal Income Tax Consequences

     The following summary briefly describes material United States federal income tax consequences to AMCOL and its shareholders from the sale transaction and the proposed distribution to AMCOL's shareholders, which would result if the plan of partial liquidation were adopted. It is based upon the Code, Treasury Regulations promulgated and proposed thereunder, administrative pronouncements and judicial decisions, all of which are subject to change (either prospectively or retroactively), which changes could materially affect the tax consequences described herein.

     No rulings have been or will be requested from the Internal Revenue Service, or the IRS, as to the matters discussed herein and, as to some such matters, such a ruling might not be obtainable even if requested. Accordingly, no assurance can be given that the IRS will not challenge the federal income tax treatment of certain matters discussed herein, which challenge, if any, might be upheld by the courts.

     This summary is necessarily general in nature, and does not address all of the tax consequences that may be relevant to particular shareholders in light of the personal circumstances, or to certain types of shareholders (such as certain financial institutions, dealers in securities or commodities, insurance companies, tax-exempt organizations, or persons who hold shares as a position in a straddle). In particular, the discussion applies only to a shareholder who is a United States resident for federal income tax purposes. This summary further assumes that all shares of stock are held as "capital assets," and thus may not be applicable as to shares acquired as compensation (including shares acquired upon the exercise of options). This summary also does not address the state, local or foreign tax consequences to a shareholder of the proposed transaction.

     Accordingly, we encourage each shareholder to consult with and to obtain the advice of his or her own tax advisor as to the tax consequences of the proposed transaction as to such shareholder.

     Sale Transaction. AMCOL will recognize gain on the sale of the SAP business in the sale transaction, but no gain will be recognized by AMCOL's shareholders on the sale transaction. AMCOL and BASF will make a joint election under Code
Section 338(h)(10). Under this election, AMCOL will be deemed to have sold all of the assets of the SAP business (rather than the shares of Chemdal US) to BASF for the purchase price. AMCOL's gain or loss will be determined based upon the amount of the sales price allocated to each asset and AMCOL's or its subsidiary's tax basis for each asset. The sale transaction may also result in foreign, state or local income, franchise or sales and use tax liabilities in some or all of the foreign countries, states or local tax jurisdictions in which AMCOL or a subsidiary files returns.

     Shareholder Distribution. The proposed distribution by AMCOL of proceeds from the sale transaction will be treated by AMCOL as a distribution in partial liquidation of AMCOL under Code Section 302(b)(4). No shares will be exchanged in the distribution, although non-corporate shareholders will be deemed to have transferred a portion of their common stock to AMCOL in exchange for the amount received in the distribution. For federal income tax purposes, a non-corporate shareholder will recognize gain or loss on such redemption equal to the difference between the amount of cash received, and such shareholder's tax basis in the common stock considered to be redeemed. The number of shares considered to be redeemed shall be determined by multiplying the number of shares held by such non-corporate shareholder by the fraction that the total amount distributed bears to the total value of the common shares immediately prior to the distribution. Any gain or loss would be considered long term capital gain or loss if the stock deemed to have been exchanged has been held for more than one year and short-term capital gain or loss if the stock was owned for less than one year.

     If the redemption does not qualify as one which is made in partial liquidation of AMCOL, then the entire amount of the cash received by a non-corporate shareholder will be treated as a dividend in the year of the redemption to the extent that AMCOL has current or accumulated earnings and profits. Such dividend will be includable in the shareholder's gross income as ordinary income. If the amount of the distribution exceeds AMCOL's current and accumulated earnings and profits, such excess will first be treated as a non-taxable return of capital to the shareholder to the extent of the non-corporate shareholder's basis in AMCOL shares, with any balance being treated as capital gain from the sale or exchange of such shares.

     Because "partial liquidation" treatment under Code Section 302(b)(4) only applies with respect to non-corporate shareholders, the deemed exchange treatment described above will not apply to corporate shareholders. A domestic corporate shareholder will be treated as having received a dividend to the extent of the current and accumulated earnings and profits of AMCOL. However, to the extent the distribution received by the corporate shareholder is treated as a dividend, such dividend income will then generally be in part offset by the corporate shareholder by a dividends-received deduction; subject, however, among other limitations, to its having satisfied the minimum holding period requirements, and possible reduction in the amount of such dividend-received deduction in and to the extent that the common stock owned by it is considered to be "debt financed."

     In addition, and irrespective of a corporate shareholder's holding period for its common stock, a dividend received in partial liquidation of AMCOL will be characterized as an "extraordinary dividend" under Code Section 1059, with the result that the portion of such dividend which qualifies for the dividend-received deduction will reduce the corporate shareholder's tax basis in its common stock (but not below zero). If the non-taxed portion of the dividend exceeds the corporate shareholder's tax basis in the common stock, such excess will be recognized as gain from the sale or exchange of the common stock in the year the extraordinary dividend is received. If the amount of the distribution exceeds AMCOL's current and accumulated earnings and profits, such excess will first be treated as a non-taxable return of capital to the shareholder to the extent of the shareholder's basis in AMCOL shares, with any balance being treated as capital gain from the sale or exchange of such shares.

Interests of Certain Persons

     The Compensation Committee of the Board of Directors has granted bonuses to certain of AMCOL's employees in recognition of their contribution to the development and success of the SAP business. The grant of these bonuses creates a different and additional interest in the sale transaction for these employees that could influence their support of the sale transaction. As a result of these bonuses, these employees could be more likely to support the sale transaction than if they were not granted the bonuses. The directors or executive officers of AMCOL listed below were granted bonuses in the following amounts: John Hughes, Chairman, Chief Executive Officer and Director, $950,000; Lawrence E. Washow, President, Chief Operating Officer and Director, $700,000; Paul G. Shelton, Senior Vice-President, Chief Financial Officer and Director, $550,000; and Gary L. Castagna, Vice President of AMCOL and President of Chemdal International Corporation, $300,000. In addition, seven key employees of the SAP business were granted bonuses in the aggregate amount of $1,083,000. In order to be eligible to receive these bonuses, the relevant employees may not terminate their employment with AMCOL prior to closing of the sale transaction. In addition, these bonuses are contingent upon the closing of the sale transaction.

     In addition to approving the sale transaction, AMCOL's shareholders are being asked to adopt amendments to AMCOL's 1993 Stock Plan and AMCOL's 1998 Long-Term Incentive Plan which provide for the acceleration of vesting of all options held by employees who will become employees of BASF. If these amendments are approved, as of April 17, 2000, options to purchase 23,491 shares of AMCOL's common stock held by Gary Castagna will become immediately vested. The exercise prices of the relevant options held by Mr. Castagna range from $9.00 to $13.125. Based on the closing sale price of AMCOL's common stock on April 17, 2000, as reported by the New York Stock Exchange, the aggregate value of the benefit to be received by Mr. Castagna upon the acceleration of the relevant options is $79,145.05. The vesting of these options is contingent upon the receipt of shareholder approval of the purchase agreement, but is not contingent upon closing the sale transaction or the termination of Mr. Castagna's employment with AMCOL. See "Approval of Amendments to AMCOL's 1993 Stock Plan and 1998 Long-Term Incentive Plan - General."

     If the Board of Directors approves the proposed distribution in partial liquidation, the Compensation Committee will be required pursuant to the Code to adjust the number of shares subject to incentive stock options outstanding under AMCOL's 1983 Incentive Stock Option Plan, 1993 Stock Plan and 1998 Long-Term Incentive Plan, and their exercise price. These adjustments are intended to preserve the ratio of the exercise price of the option to the fair market value of AMCOL's common stock. In accordance with the requirements of the Code, the number of shares subject to incentive stock options would be increased to the product of (A) the ratio of the pre-distribution price of AMCOL common stock to the post-distribution price of AMCOL common stock, and (B) the number of shares subject to incentive stock options, rounded down to the next whole number. The exercise price would be reduced to the product of (A) the ratio of the post-distribution price of AMCOL common stock to the pre-distribution price of AMCOL common stock, and (B) the original option price, rounded down to the next whole cent. The Compensation

Committee intends to make similar adjustments to non-qualified stock options outstanding under those plans or under AMCOL's 1987 Non-Qualified Stock Option Plan. As an example, if the pre-distribution price of AMCOL common stock were $16.00 per share and the post-distribution price of AMCOL common stock were $4.00 per share and there were 100 stock options outstanding on the distribution date, then the number of options outstanding would be increased to the product of sixteen divided by four and 100, or 400 shares. The share price information set forth above is provided only for purposes of providing an example and is not an estimate or a prediction of the price of AMCOL's common stock before or after the distribution. If the exercise price were $4.00, the exercise price would be reduced to the product of four divided by sixteen and four, or $1.00. Once these adjustments are made, the shares subject to outstanding options will constitute a significant portion of AMCOL's outstanding shares of common stock. Assuming the stock prices set forth above immediately after the distribution and the required adjustment, shares subject to outstanding options, if fully exercised, would constitute 6,646,160 out of 33,595,198 outstanding shares of AMCOL common stock, or 19.78%.

No Appraisal Rights

     Under Delaware law, AMCOL's shareholders are not entitled to appraisal rights with respect to the proposed sale of the SAP business or any transaction contemplated by the purchase agreement.

                             THE PURCHASE AGREEMENT

     The following discussion of the material terms and conditions of the purchase agreement and the amendment is qualified in its entirety by reference to the provisions of the purchase agreement and the amendment, which are attached to this proxy statement as Annex A and incorporated herein by reference.

Purchased Shares and Assets

     Under the terms of the purchase agreement, AMCOL and its subsidiaries, or the sellers, will sell to BASF or one or more of its affiliates all of the issued and outstanding capital stock of Chemdal US and Chemdal Asia, or the SAP shares, and, except for some excluded assets, all assets of the sellers which are primarily related to the SAP business, or the SAP assets. The SAP assets include the following:

        owned real property;
        furniture, fixtures, equipment and other tangible personal property; inventories;
        receivables;
        books and records;
        intellectual property and other intangible personal property;
        customer lists and sales-related materials;
        contracts, licenses, leases, sales and purchase orders and other similar commitments; and
        all permits and licenses.

     Specifically excluded from the SAP assets are the following:

     all cash and cash equivalents;

     except as otherwise provided in the purchase agreement, all assets and properties not primarily related to or used in the conduct of the SAP business (including the assets used primarily in the Poly-Pore business);

     the name "AMCOL" and all related trademarks, logos, and domain names;

     all intellectual property rights which do not primarily relate to the SAP business;

     certain tax refunds and credits for periods prior to the closing; and

     rebates and refunds due to AMCOL and the other sellers pursuant to some supply agreements.

Assumed Liabilities

     BASF or one of its affiliates will assume all debts, obligations, contracts, commitments, agreements and liabilities of the sellers primarily related to the conduct of the SAP business. The sellers will retain responsibility for the payment of any debts, obligations, contracts, commitments, agreements or liabilities not primarily related to the conduct of the SAP business, including the following:

     taxes relating to periods prior to the closing;

     liabilities relating to assets excluded from the SAP assets;

     liabilities arising from the employment or termination of any employees prior to the closing;

     any indebtedness for borrowed money other than any assumed intercompany indebtedness;

     liabilities relating to the conduct of the SAP business prior to the closing to the extent the existence of such liability constitutes a breach by the sellers of any of their representations and warranties under the purchase agreement;

     any liabilities relating to the conduct of the businesses conducted by AMCOL or its subsidiaries other than the SAP business occurring or existing before or after the closing; and

     subject to certain exceptions, any losses or liabilities pursuant to any environmental law arising from or related to any action, event, circumstance or condition related to the SAP business and occurring or existing on or before the closing.

Purchase Price

     The purchase price for the SAP shares and the SAP assets is $613.7 million in cash, less the amount of any outstanding intercompany indebtedness of the SAP business as of the closing, subject to certain additional adjustments described below. In addition, BASF will pay $42.8 million to Chemdal Limited as consideration for entering into the Acrylic Acid Supply Agreement described below.

     The purchase price is subject to adjustment based on the aggregate amount of the working capital of the SAP business as of the closing, consisting of the amount of the accrued current trade accounts receivables (net of allowances), Chemdal Asia value added tax receivables and inventories, less accounts payable and accrued current liabilities of the SAP business. Within thirty business days following the closing, AMCOL is required to deliver to BASF a statement of working capital of the SAP business as of the closing. If the statement of working capital is acceptable to BASF, the amount of the purchase price will be adjusted by the amount of the difference between the amount of working capital of the SAP business as of the closing and $34,175,000, and a cash payment in the amount of such difference will be made by AMCOL or BASF, as the case may be, to the other party within ten business days following the final determination of the statement of working capital. If BASF objects to the statement of working capital, the parties will attempt to resolve the dispute in good faith and if they are unable to resolve the dispute, the matter will be submitted to an independent accounting firm for binding resolution.

The Closing

     Subject to the terms of the purchase agreement, the closing of the sale transaction will take place on the tenth business day following the date on which all of the conditions to each party's obligations under the purchase agreement have been satisfied or waived, or on such other date as the parties may mutually agree, or the closing date. It is currently anticipated that the closing will occur in the second quarter of 2000.

Representations and Warranties

     The purchase agreement contains various  representations  and warranties of
AMCOL  and  the   other   sellers   regarding   the  SAP   business,   including
representations and warranties regarding the following:

        the organization, authority and qualification of the sellers, Chemdal
                 US and Chemdal Asia;
        capitalization and ownership of Chemdal US and Chemdal Asia;
        no conflicts;
        consents and approvals;
        accuracy of financial statements;
        absence of undisclosed liabilities;
        receivables and inventories;
        the absence of certain changes, events and conditions;
        material litigation;
        compliance with laws;
        environmental matters;
        material contracts;
        intellectual property;
        real property and tangible personal property;
        employee benefit matters;
        labor matters and key employees;
        taxes; and
        insurance.

     The purchase agreement also contains representations and warranties of BASF, including representations and warranties as to the organization and authority of BASF; no conflicts; consents and approvals; material litigation; and financial statements.

     For  a  description  of  the  survivability  of  the   representations  and
warranties and related indemnification, see "The Purchase Agreement - Survival of Representations and Warranties; Indemnification."

Conduct of Business

     During the period from the date of the purchase agreement to the closing date, AMCOL will, and will cause Chemdal US, Chemdal Asia and the other sellers to, conduct the SAP business business in the ordinary course and consistent with past practice, including to:

     continue its advertising and promotional activities, and pricing and purchasing policies, in accordance with past practice;

     not intentionally shorten or lengthen the customary payment cycles for any of its payables or receivables;

     use all reasonable efforts consistent with past practice to (A) preserve intact its business organizations and the business organization of the SAP business, (B) keep available to BASF the services of the employees of the SAP business, (C) continue in force without material modification all existing insurance policies, and (D) preserve the current relationships with its customers and suppliers;

     exercise, subject to BASF's approval, any renewal rights under leases; and

     not engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of the sellers in the purchase agreement to be untrue or result in a breach of any covenant made by the sellers in the purchase agreement.

     AMCOL also agreed that, prior to closing, neither Chemdal US, Chemdal Asia nor the sellers with respect to the SAP business will:

     incur any indebtedness;

     redeem any of its capital stock or declare, make or pay any dividends or distributions (whether in cash, securities or other property) to the holders of capital stock of Chemdal US or Chemdal Asia;

     make any material changes in the customary methods of operations of Chemdal US, Chemdal Asia or the sellers;

     merge with, enter into a consolidation with or acquire an interest in any person or acquire a substantial portion of the assets or business of any person or any division or line of business thereof, or otherwise acquire any material assets other than in the ordinary course of business consistent with past practice;

     except as directly related to the construction of the Chemdal Asia facility in Thailand, issue any sales orders or otherwise agree to make any purchases involving exchanges in value in excess of $500,000 individually;

     sell, transfer, lease, sublease, license or otherwise dispose of any properties or assets, real, personal or mixed (including, without limitation, leasehold interests and intangible assets), other than in the ordinary course of business consistent with past practice;

     grant any increase, or announce any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by Chemdal US, Chemdal Asia or any seller to any of the employees of the SAP business or establish or increase or promise to increase any benefits under any employee benefit plan, in either case except as required by law, or any collective bargaining agreement, or involving ordinary increases consistent with the past practices, or a contractual obligation existing on the date of the purchase agreement; or

     agree to employ any new hire on terms that would pay any such person an annual base salary in excess of $50,000 or annual aggregate compensation in excess of $75,000.

No Solicitation

     AMCOL has agreed that between the date of the purchase agreement and the earlier of the closing or the termination of the purchase agreement, none of AMCOL, Chemdal US, Chemdal Asia, the other sellers, nor any of their affiliates, officers, directors, representatives or agents will solicit, initiate, consider, encourage or accept any acquisition proposals from any person, or except as required by the fiduciary duties of AMCOL's Board of Directors, participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way, assist or participate in, or facilitate or encourage any effort or attempt by any other person to seek or to consummate an acquisition proposal. Notwithstanding the above, prior to the consummation of the purchase agreement, AMCOL's Board of Directors is permitted to furnish information to, or enter into discussions or negotiations with, any person that after the date of the purchase agreement makes an unsolicited acquisition proposal, if, and only to the extent that, (A) AMCOL's Board of Directors determines in good faith, after consultation with and based upon the advice of counsel and a financial advisor of a nationally recognized reputation, that such acquisition proposal is, or may reasonably be expected to lead to, a superior proposal, (B) AMCOL provides written notice to BASF that it is furnishing information to, or entering into discussions or negotiations with, such person, indicating in reasonable detail the terms and conditions of such acquisition proposal, offer, inquiry or other contact, and (C) information to be furnished has been previously delivered to BASF, or to comply with Rule 14e-2 under the Securities Exchange Act of 1934, as amended, with regard to an acquisition proposal.

     AMCOL has agreed to notify BASF promptly if any such acquisition proposal or offer, or any inquiry or other contact with any person with respect to an acquisition proposal is made. AMCOL agrees not to, and to cause Chemdal US, Chemdal Asia and each other seller not to, without BASF's prior written consent, release any person from, or waive any provision of, any confidentiality or standstill agreement, except in the event AMCOL's Board of Directors determines in good faith, after consultation with and based upon the advice of counsel and a financial advisor of a nationally recognized reputation, that such release or waiver is reasonably expected to lead to a superior proposal. AMCOL has also terminated all existing discussions, conversations, negotiations and other communications with any persons conducted before the date of the purchase agreement with respect to any acquisition proposal.

     An acquisition proposal means any proposal or offer relating to the following:

     any acquisition or purchase of all or any portion of the capital stock of Chemdal US, Chemdal Asia or any other seller or all or a substantial portion of the assets of Chemdal US, Chemdal Asia, any other seller or the SAP business;

     any business combination with Chemdal US, Chemdal Asia or any other seller;

     any  other  extraordinary   business  transaction  involving  or  otherwise
     relating to Chemdal US, Chemdal Asia, any other seller or the SAP business; or

     any acquisition or purchase of, or tender offer or exchange offer for, more than 20% of the equity securities of AMCOL, or any merger, consolidation or business combination with AMCOL, or other extraordinary business transaction involving or otherwise relating to AMCOL that would result in any other person owning in excess of 20% of the outstanding equity securities of AMCOL.

     A superior proposal means any acquisition proposal on terms which AMCOL's Board of Directors determines, in its good faith judgment (after having received the advice of a financial adviser of nationally recognized reputation), to be more favorable to AMCOL and its shareholders than the sale transaction and for which financing, to the extent required, is then committed or, in the good faith judgment of AMCOL's Board of Directors, based upon the written advice of its financial adviser, is reasonably capable of being obtained by the third party bidder.

Non-Competition

     For a period of three years after the closing in the European Community and a period of ten years after the closing in every other location or, in each case, for such shorter period as may be required by applicable law, AMCOL and its affiliates will not engage, directly or indirectly, in any business anywhere in the world that researches, develops, manufactures, markets, distributes, sells, produces or supplies products or services of the kind researched, developed, manufactured, marketed, distributed, sold, produced or supplied by the SAP business, Chemdal US or Chemdal Asia, in each case, for traditional SAP market segments as of the closing date, or without BASF's prior written consent, own, directly or indirectly, an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any person that competes with Chemdal US, Chemdal Asia or the SAP business in researching, developing, manufacturing, marketing, distributing, selling, producing or supplying products or services of the kind researched, developed, manufactured, marketed, distributed, sold, produced or supplied by Chemdal US, Chemdal Asia or the SAP business for traditional SAP market segments as of the closing.

     For a period of three years after the closing in the European Community and a period of ten years after the closing in every other location or, in each case, for such shorter period as may be required by applicable law, AMCOL further agreed to not, and not permit any of its affiliates to, in any way, directly or indirectly for the purpose of conducting or engaging in any business that researches, develops, manufactures, markets, distributes, sells, produces or supplies products or services of the kind researched, developed, manufactured, marketed, distributed, sold, produced or supplied by the SAP business, Chemdal US or Chemdal Asia, in each case, for traditional SAP market segments as of the closing, call upon, solicit, advise or otherwise do, or attempt to do, business in the traditional SAP market segments with any customer of the SAP business with whom the SAP business had any dealings in the traditional SAP market segments during the period of time in which the SAP business, Chemdal US, and Chemdal Asia was owned by AMCOL, or take away or interfere or attempt to interfere with any custom, trade, business or patronage of the SAP business in the traditional SAP market segments.

     Traditional SAP market segments mean disposable hygienics (such as diapers, adult incontinence products, and feminine care products), cable wraps, fire retardants, freezer packs and food packaging liquid absorption.

     For a period of one year after the closing, neither AMCOL nor any of its affiliates will solicit the employment of, attempt to employ, or employ any employee of the SAP business hired or retained by BASF and not subsequently terminated. For a period of one year after the closing, neither BASF nor any of its affiliates will solicit the employment of, attempt to employ, or employ any employee of AMCOL or its affiliates which has not been terminated. The foregoing restrictions on hiring will not apply to general solicitations to the public or general advertising.

Employee Matters

     AMCOL has agreed to indemnify and hold harmless BASF against any severance claim and against any loss, damage, liability or expense incurred in connection with any claim for severance benefits brought by any employees or former employees of AMCOL, Chemdal US, Chemdal Asia or the other sellers, except as provided below. BASF will be responsible for any severance obligations incurred pursuant to any severance plan, program arrangement or agreement of Chemdal US, Chemdal Asia or any other seller with respect to the termination of a transferred employee or a U.K. designated employee on or after the closing.

     For a period of one year after the closing date, BASF has agreed to provide the transferred employees who are employed by Chemdal US within the United States, or the US transferred employees, with a level of employee benefit plans and arrangements substantially comparable to the employee benefits provided to similarly situated employees of BASF. For certain specified purposes, the US transferred employees will be credited for service prior to the closing with Chemdal US or the sellers to the extent that such service was recognized under a comparable employee benefit plan, program or arrangement under which such applicable US transferred employee was participating in immediately prior to the closing. As of the closing date, each US transferred employee and their eligible dependents who are participating in the sellers' welfare benefit plans shall become entitled to participate in the welfare benefit plans sponsored by BASF or its affiliates at the closing date. Additional agreements have also been made by AMCOL and BASF regarding employee benefits to be provided to U.K. designated employees and Thai transferred employees.

     The purchase agreement requires AMCOL to cause each unvested stock option to purchase shares of AMCOL's common stock held by transferred employees and U.K. designated employees to become fully vested and exercisable on or before the closing. For this reason, AMCOL's shareholders are being asked to approve amendments to AMCOL's 1993 Stock Plan and 1998 Long-Term Incentive Plan to provide for the acceleration of vesting of stock options held by employees of the SAP business. See "Proposal 2: The Plan Amendments." AMCOL is unable to accelerate the vesting of the options granted to the U.K. designated employees which were issued under a scheme approved by United Kingdom Inland Revenue because the necessary approvals were not received from United Kingdom Inland Revenue. Pursuant to the purchase agreement, AMCOL will pay a special cash bonus to these employees in an amount equal to the product of the number of shares of AMCOL's common stock subject to an unvested stock option and the excess, if any, of the closing price on the New York Stock Exchange of AMCOL's common stock on the last trading day immediately prior to the closing over the exercise price per share of AMCOL's common stock subject to such unvested stock option.

Tax Matters

     AMCOL agreed to indemnify on an after-tax basis and hold harmless BASF, each of its subsidiaries, Chemdal US and Chemdal Asia against the following taxes and related expenses:

     taxes imposed on Chemdal US, Chemdal Asia or attributable to the SAP assets or the SAP business with respect to taxable periods ending on or before the closing date;

     with respect to taxable periods beginning before the closing date and ending after the closing date, taxes imposed on Chemdal US, Chemdal Asia or attributable to the SAP assets or the SAP business which are allocable to the portion of such period ending on the closing date;

     taxes imposed on any of the sellers, any of their subsidiaries or any member of any affiliated group with which Chemdal US or Chemdal Asia files or has filed a tax return on a consolidated, unitary or combined basis for a taxable period (or portion of a taxable period) ending on or before the closing date;

     taxes imposed on BASF, any of its subsidiaries, Chemdal US or Chemdal Asia as a result of any breach of warranty or misrepresentation by AMCOL regarding taxes; and

     taxes resulting from any 338(h)(10) election by the parties.

     AMCOL agreed to join BASF in making an election under Section 338(h)(10) of the Code with respect to the sale of shares of Chemdal US to BASF.

Closing Conditions

     Conditions to AMCOL's Obligations. AMCOL's obligations to consummate the sale transaction are subject to the satisfaction of some conditions, including the following:

     the representations and warranties of BASF being true and correct in all material respects as of the closing date, as if those representations and warranties were made at and as of such date, subject to certain qualifications specified in the purchase agreement;

     BASF having complied in all material respects with all agreements and covenants required by the purchase agreement to be complied with by it on or before the closing date;

     the   expiration   or   termination   of  any  waiting   period  under  the
     Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act;

     the purchase agreement having been approved by the affirmative vote of AMCOL's shareholders; and

     BASF having executed and delivered to AMCOL the Acrylic Acid Supply Agreement, the SAP subleases and certain other ancillary agreements.

     Conditions to BASF's Obligations. BASF's obligations to consummate the sale transaction are subject to the satisfaction of some conditions, including the following:

     the representations and warranties of the sellers being true and correct in all material respects as of the closing date, as if those representations and warranties where made at and as of such date, subject to certain qualifications specified in the purchase agreement;

     the sellers having complied in all material respects with all agreements and covenants required by the purchase agreement to be complied with on or before the closing date;

     the expiration or termination of any waiting period under the HSR Act;

     the purchase agreement shall have been approved by the affirmative vote of AMCOL's shareholders;

     no events having occurred, which, individually or in the aggregate, have, or are reasonably likely to have, a material adverse effect;

     AMCOL or one of its affiliates having executed and delivered to BASF the Acrylic Acid Supply Agreement, the SAP subleases and certain other ancillary agreements; and

     the facility being constructed by AMCOL and its affiliates in Thailand being mechanically complete in accordance with certain specifications described in the purchase agreement.

     The waiting period under the HSR Act has been terminated. The facility being constructed in Thailand is mechanically complete in accordance with the specifications in the purchase agreement.

Survival of Representations and Warranties; Indemnification

     All representations and warranties of the parties contained in the purchase agreement will survive the closing for a period of fifteen months following the closing date, except that the representations and warranties made by AMCOL relating to employee benefits, taxes, employment taxes and other applicable taxes shall survive until the 120th day after the expiration of the applicable statutes of limitations, and the representations and warranties made by AMCOL relating to environmental matters shall survive for a period of four years following the closing date.

     AMCOL will indemnify BASF, its affiliates and their successors and assigns, and the officers, directors, employees and agents of such parties for losses arising out of or resulting from:

     the breach of any representation or warranty made by the sellers in the purchase agreement (without giving effect to any qualifications or limitations as to materiality except for representations and warranties relating to material contracts);

     the breach of any covenant or agreement by the sellers contained in the purchase agreement;

     the excluded liabilities;

     all liabilities arising from or relating to any businesses conducted by AMCOL and its subsidiaries other than the SAP business;

     any liabilities suffered by BASF, Chemdal US, Chemdal Asia or the SAP business related to the operation of Chemdal US, Chemdal Asia or the SAP business prior to the closing to the extent that such liability constitutes a breach by the sellers of their representations and warranties in the purchase agreement;

     the assets excluded pursuant to the purchase agreement;

     subject to certain exceptions, any losses or liabilities pursuant to any environmental law arising from or related to any action, event, circumstance or condition related to the SAP business and occurring or existing on or before the closing date;

     the transfer or termination of any employees of Chemdal Limited prior to or in connection with the closing or the breach by the sellers of certain U.K. employment laws or employment contracts prior to the closing;

     subject to certain qualifications, claims of patent infringement with respect to certain patents; and

     expenditures or amounts payable in connection with construction of the Thai facility.

     BASF will indemnify AMCOL, its affiliates and their successors and assigns, and the officers, directors, employees and agents of such parties for losses arising out of or resulting from:

     the breach of any representation or warranty made by BASF in the purchase agreement;

     the breach of any covenant or agreement by BASF contained in the purchase agreement;

     any assumed liabilities;

     any third party claims arising primarily out of, or relating primarily to, the conduct of the SAP business before or after the closing, except to the extent that AMCOL is obligated to indemnify BASF with respect to such claim or as otherwise contemplated in the purchase agreement;

     any claims arising out of the employment or discharge of any transferred employee at any time on or after the closing; or

     claims made by any U.K. designated employees against the sellers in connection with the transfer of their employment pursuant to U.K. regulations or from the termination of any U.K. designated employees after the closing.

     BASF will not be required to indemnify AMCOL for any such losses to the extent AMCOL receives insurance proceeds under its applicable insurance policies to cover such loss.

     Each party will not be liable for any indemnification claim relating to a breach of its representations and warranties and certain other specified matters unless the amount of a loss resulting from such claim (or aggregated claims arising out of the same event) exceeds $150,000 and the aggregate amount of all losses incurred by the party seeking indemnification exceeds $5 million, after which the indemnifying party will only be liable for those losses in excess of $5 million. Each party's aggregate liability for indemnification claims relating to a breach of its representations and warranties and certain other specified matters is also limited to the amount of the purchase price.

Termination

     The purchase agreement may be terminated (subject to a termination fee under certain circumstances described below) at any time prior to the closing as follows:

     (a) By BASF if an event or condition occurs that has resulted in or that is reasonably likely to result in a material adverse effect to the SAP business or AMCOL, Chemdal US

          , Chemdal Asia, or any seller makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against AMCOL, Chemdal US or any seller seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any law relating to bankruptcy, insolvency or reorganization, and such proceeding is not dismissed within ninety days; or

     (b) By BASF, upon a breach of any representation, warranty, covenant or agreement on the part of the sellers set forth in the purchase agreement, or if any representation or warranty of the sellers has become untrue, in either case, such that BASF's closing conditions relating to AMCOL's representations and warranties and covenants would not be satisfied; provided that if such a breach is curable by the sellers through the exercise of their reasonable efforts and for so long as the sellers continue to exercise such reasonable efforts, BASF may not terminate the purchase agreement under this provision; or

     (c) By AMCOL upon a breach of any representation, warranty, covenant or agreement on the part of BASF set forth in the purchase agreement, or if any representation or warranty of BASF has become untrue, in either case, such that AMCOL's closing conditions relating to BASF's representations and warranties and covenants would not be satisfied; provided that if such breach is curable by BASF through the exercise of its reasonable efforts and for so long as BASF continues to exercise such reasonable efforts, AMCOL may not terminate the purchase agreement under this provision; or

     (d) By either AMCOL or BASF if the closing shall not have occurred by May 31, 2000 or such later date as may be mutually agreed to by the parties; or

     (e) By BASF or AMCOL if AMCOL's shareholders vote against approval of the purchase agreement; or

     (f) By either BASF or AMCOL in the event that any governmental authority has issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by the purchase agreement and such order, decree, ruling or other action has become final and nonappealable; or

     (g) By AMCOL in order to enter into a definitive agreement with respect to a superior proposal; provided, however, that AMCOL must provide BASF with written notice of such superior proposal, including a reasonable description of the material terms thereof, and AMCOL will not take any action in respect of such superior proposal, including terminating the purchase agreement or entering into an agreement relating to the superior proposal, for a period of five business days following receipt of such notice by BASF and until such time as AMCOL's Board of Directors has considered any response to such notice provided by BASF to AMCOL during such five business day period; provided that such termination will not be effective until AMCOL pays the termination fee (described below) to BASF; or

     (h)  By the mutual written consent of AMCOL and BASF.

     In the event of the termination of the purchase agreement as provided above, there will be no liability on the part of either party, except for provisions in the purchase agreement regarding confidential information and fees and expenses and that nothing in the purchase agreement will relieve either party from liability for any breach of the purchase agreement.

Expenses

     In the event that (1) the purchase agreement is terminated because AMCOL's shareholders vote against approval and adoption of the purchase agreement and at or prior to the time of such vote an acquisition proposal has been made public and AMCOL enters into an agreement with respect to an acquisition proposal, or an acquisition proposal is consummated, in each case within twelve months after such termination of this agreement; (2) the purchase agreement is terminated by AMCOL in order to enter into a definitive agreement with respect to a superior proposal; or (3) the purchase agreement is terminated for any reason, other than items (a), (c), (f) or (h) described under "Termination" above, and AMCOL enters into an agreement with respect to a superior proposal, or a superior proposal is consummated, in each case within twelve months after such termination of the purchase agreement; then AMCOL will be required to pay BASF a fee of $20 million, or the termination fee, plus all of BASF's out of pocket expenses up to $3 million, or expenses. If the termination fee and expenses become payable pursuant to item (1) or (3) above, AMCOL is required to pay such amounts no later than one business day after consummation of the acquisition proposal or the superior proposal, as the case may be, and if the termination fee and expenses become payable pursuant to item (2) above, AMCOL is required to pay such amounts prior to termination of the purchase agreement.

Ancillary Agreements

     Acrylic Acid Supply Agreement. Immediately prior to the closing of the sale transaction, Chemdal Limited and a BASF subsidiary will enter into a supply agreement pursuant to which the BASF subsidiary will supply acrylic acid to Chemdal Limited for a period of ten years. Upon the signing of such agreement, the BASF subsidiary will pay a non-refundable signing premium of $28.5 million to Chemdal Limited as consideration for entering into the supply agreement. Immediately following the closing of the sale transaction, the supply agreement will be assigned by Chemdal Limited to one of BASF's designated affiliates which will assume Chemdal Limited's obligations under the supply agreement, and Chemdal Limited will be released from any further liability under the supply agreement.

     SAP Subleases. At the closing, AMCOL and BASF will enter into subleases for a portion of two facilities currently leased by AMCOL in Arlington Heights, Illinois. The first sublease is for approximately 7,453 square feet currently being used as Chemdal US' corporate headquarters. The second sublease is for approximately 14,610 square feet currently being used as a research laboratory. The initial annual base rent under these subleases will be approximately $99,800 and $136,000, respectively, subject to annual escalations. This rent will cover AMCOL's costs for the space being subleased. BASF will also be required to pay its proportionate share of operating expenses, real estate taxes and certain other expenses. The term of each sublease will expire on July 31, 2008.

     One of AMCOL's subsidiaries and an affiliate of BASF will also enter into a lease agreement for a portion of certain properties owned by such AMCOL subsidiary in Birkenhead, Merseyside, U.K. The annual rent under the lease will be determined by the parties after the closing of the sale transaction, but will be between 70,000 and 100,000 Pounds. The term of the lease will be for seven years.

                          MARKET PRICE DATA; DIVIDENDS

     AMCOL's common stock trades on the New York Stock Exchange under the symbol "ACO". Prior to September 22, 1998, AMCOL's common stock traded on the Nasdaq National Market tier of The Nasdaq Stock Market under the symbol ACOL. The table below sets forth, for the calendar periods indicated, the high and low intra-day sales price per share of AMCOL's common stock as reported by the relevant organizations, and cash dividends declared per share.

                                                                                                      Cash Dividends
                                                                                                         Declared
                                                                                Stock Price             Per Share
                                                                            High          Low
Fiscal Year Ending December 31, 2000:         1st Quarter..............   $16.250      $13.125            $.070
                                              2nd Quarter (through
                                              April  17  , 2000).......   $16.1875     $12.3750           $.000
Fiscal Year Ended December 31, 1999:          1st Quarter..............   $11.375       $8.250            $.060
                                              2nd Quarter..............    14.750        8.875             .070
                                              3rd Quarter..............    15.125       13.250             .070
                                              4th Quarter..............    17.750       12.000             .070
Fiscal Year Ended December 31, 1998:          1st Quarter..............   $16.375      $12.125            $.055
                                              2nd Quarter..............    16.375       11.500             .055
                                              3rd Quarter..............    14.250        9.375             .060
                                              4th Quarter..............    11.375        8.000             .060

     On November 22, 1999, the last full trading day before the public announcement of the sale transaction, the high and low sales price per share of AMCOL's common stock, as quoted on the NYSE Composite Tape, were $13.75 and $13.4375, respectively.

     The closing sales price for the shares of AMCOL's common stock as reported on the NYSE Composite Tape on April 24, 2000 (the latest practicable date prior to mailing this proxy statement) was $13.125. As of the close of business on the record date, there were 26,949,221 holders of record of AMCOL's common stock, excluding shares held in street name.

     In connection with the sale transaction, the Board of Directors currently intends to adopt a plan of partial liquidation pursuant to which AMCOL will distribute pro rata to its shareholders a significant portion of the net proceeds from the sale transaction. AMCOL currently expects to distribute between $14.00 and $14.50 per share in the second quarter of 2000 to shareholders of record as of a date to be set by the Board. We cannot assure you that any plan of partial liquidation will be adopted or that any distribution will be made. The Board of Directors will consider the facts and circumstances existing after completion of the sale transaction to determine whether a distribution in partial liquidation is in the best interests of AMCOL's shareholders at that time and the timing and amount of any such distribution. Any plan of partial liquidation must be approved by the Board, but does not require the approval of AMCOL's shareholders. You are not being asked to vote on or approve any plan of partial liquidation. See "Proposal 1: The Sale Transaction - Use of Proceeds."

     After the closing of the sale transaction, the payment of dividends and the amount and timing of such dividends will depend on AMCOL's earnings, capital requirements, financial condition and other factors deemed relevant by AMCOL's Board of Directors.

                AMCOL INTERNATIONAL CORPORATION AND SUBSIDIARIES
             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following Unaudited Pro Forma Consolidated Financial Information gives effect to the consummation of the sale transaction and the proposed use of proceeds as if consummated: on December 31, 1999, in the case of the Unaudited Pro Forma Balance Sheet; and on January 1, 1997, the first day of AMCOL's fiscal year, in the case of the Unaudited Pro Forma Statements of Operations for the fiscal years ended December 31, 1997, 1998 and 1999.

     The Unaudited Pro Forma Consolidated Financial Information is presented for illustrative purposes only and does not necessarily reflect what our financial position and results of operations would have been if the sale transaction and the proposed use of proceeds had been consummated on the above referenced dates, and may not be indicative of our future performance, nor does it give effect to any transactions other than the sale transaction and the proposed use of proceeds as described in the Notes to the Unaudited Pro Forma Consolidated Financial Information or AMCOL's results of operations since December 31, 1999.

     The Unaudited Pro Forma Balance Sheet at December 31, 1999 is based upon AMCOL's financial position at December 31, 1999. The Unaudited Pro Forma Statements of Operations for the fiscal years ended December 31, 1997, 1998 and 1999 are based upon AMCOL's results of operations for those years.

     The Unaudited Pro Forma Consolidated Financial Information is qualified in its entirety by, and should be read in conjunction with, AMCOL's audited consolidated financial statements and the notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations which are incorporated by reference into this Proxy Statement.

                AMCOL INTERNATIONAL CORPORATION AND SUBSIDIARIES
             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
                                  BALANCE SHEET
                             As of December 31, 1999
                                 (in thousands)

                                                                              Reclassify SAP
                                                                                Business to         Pro Forma
                                                             Historical        Discontinued         Adjustment          Pro Forma
                                                                              Operations (E)
Current assets:
   Cash and cash equivalents                                 $   3,815            $    139           $       -           $  3,954
   Accounts receivable:
     Trade, net                                                 98,943             (50,013)                  -             48,930
     Other                                                       7,873              (4,747)                  -              3,126
   Inventories                                                  40,680              (9,715)                  -             30,965
   Prepaid expenses                                              6,571                  (5)                  -              6,566
   Current deferred tax asset                                    6,888                (541)                  -              6,347
   Net current assets of discontinued operations                     -              40,147             (40,147)  (H)            -

Total current assets                                           164,770             (24,735)            (40,147)            99,888
Investment in and advances to joint ventures                     9,111                   -                   -              9,111
Property,   plant,   equipment  and  mineral   rights  and
reserves:
   Land and mineral rights and reserves                         12,369              (2,401)                                 9,968
   Depreciable assets                                          339,006            (153,652)                  -            185,354
                                                               351,375            (156,053)                  -            195,322
   Less accumulated depreciation                               178,967             (72,905)                  -            106,062
                                                               172,408             (83,148)                  -             89,260
Other assets:
   Goodwill and other intangible assets, net                       452                   -                   -                452
   Long-term prepayments and other assets                        1,534                   -                   -              1,534
   Deferred tax asset                                              732                   -                   -                732
                                                                 2,718                   -                   -              2,718
Net non-current assets of discontinued operations                    -              81,531             (81,531)  (H)            -
Total assets                                                 $ 349,007            $(26,352)          $(121,678)          $200,977

Current liabilities:
   Current maturities of long-term obligations               $     509            $      -           $       -           $    509
   Accounts payable                                             20,656              (9,880)                  -             10,776
   Accrued income taxes                                          7,564              (5,263)                  -              2,301
   Accrued liabilities                                          30,986              (9,592)                  -             21,394
Total current liabilities                                       59,715             (24,735)                  -             34,980

Long-term debt                                                  93,914                   -             (44,289)  (C)       49,625

Deferred income tax liabilities                                      -              (2,781)                  -             (2,781)
Other liabilities                                                8,938                (321)                  -              8,617
                                                                 8,938              (3,102)                  -              5,836
Stockholders' equity:
   Common stock                                                    320                   -                   -                320
   Additional paid-in-capital                                   76,440                   -                   -             76,440
   Foreign currency translation adjustment                      (2,607)              1,485                   -             (1,122)
   Retained earnings                                           142,270                   -             313,453   (B)      455,723
   Distribution to stockholders                                      -                   -            (390,842)  (A)     (390,842)
   Treasury stock                                              (29,983)                  -                   -            (29,983)
Total stockholders' equity                                     186,440               1,485             (77,389)           110,536

Total liabilities and stockholders' equity                   $ 349,007            $(26,352)          $(121,678)          $200,977

                AMCOL INTERNATIONAL CORPORATION AND SUBSIDIARIES
             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
                             STATEMENT OF OPERATIONS
                          Year Ended December 31, 1999
               (in thousands, except share and per share amounts)

                                                                              Reclassify SAP
                                                                                Business to         Pro Forma
                                                             Historical        Discontinued         Adjustment          Pro Forma
                                                                                Operations
Net sales                                                    $   552,052         $(252,908)   (E)    $      -           $   299,144
Cost of sales                                                    414,256          (184,006)   (E)           -               230,250
   Gross profit                                                  137,796           (68,902)                 -                68,894

General, selling and administrative expenses                      79,834           (17,052)   (E)      (1,257)   (M)         61,525
Write down of impaired assets                                     14,529                 -                  -                14,529

Operating profit (loss)                                           43,433           (51,850)             1,257                (7,160)

Other income (expense):
   Interest expense, net                                          (6,396)              111    (E)       2,845    (F)         (3,440)
   Other, net                                                     (1,338)              269    (E)           -                (1,069)
Total other income (expense)                                      (7,734)              380              2,845                (4,509)

Income (loss) before income taxes and joint ventures              35,699           (51,470)             4,102               (11,669)
   Income taxes                                                   13,913           (20,058)   (N)       1,599    (G)         (4,546)
Income (loss) before joint ventures                               21,786           (31,412)             2,503                (7,123)
   Equity interests in income of joint ventures                      448                 -                  -                   448

Income (loss) from continuing operations                     $    22,234         $ (31,412)            $2,503           $    (6,675)

Weighted average common shares                                26,772,569                                                 26,772,569
Weighted average common and common equivalent shares          27,199,263                                                 27,199,263

Earnings per share:
   Basic                                                     $      0.83                                                $     (0.25)
   Diluted                                                   $      0.82                                                $     (0.25)

                AMCOL INTERNATIONAL CORPORATION AND SUBSIDIARIES
             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
                             STATEMENT OF OPERATIONS
                          Year Ended December 31, 1998
               (in thousands, except share and per share amounts)

                                                                              Reclassify SAP
                                                                                Business to         Pro Forma
                                                             Historical        Discontinued         Adjustment          Pro Forma
                                                                                Operations
Net sales                                                    $   521,530         $(221,093)   (E)    $      -           $   300,437
Cost of sales                                                    410,359          (174,635)   (E)           -               235,724
   Gross profit                                                  111,171           (46,458)                 -                64,713

General, selling and administrative expenses                      68,951           (13,207)   (E)           -                55,744

Operating profit                                                  42,220           (33,251)                 -                 8,969

Other income (expense):
   Interest expense, net                                          (7,933)            1,345    (E)       3,591    (I)         (2,977)
   Other, net                                                        140                16    (E)           -                   156
                                                                  (7,793)            1,361              3,591                (2,841)

Income before income taxes and minority interest                  34,427           (31,890)             3,591                 6,128
   Income taxes                                                   12,350           (11,439)   (N)       1,288    (J)          2,199
Income before minority interest                                   22,077           (20,451)             2,303                 3,929
   Minority interest                                                   8                 -                  -                     8

Income from continuing operations                            $    22,085         $ (20,451)          $  2,303           $     3,937

Weighted average common shares                                27,918,391                                                 27,918,391
Weighted average common and common equivalent shares          28,385,860                                                 28,385,860

Earnings per share:
   Basic                                                     $      0.79                                                $      0.14
   Diluted                                                   $      0.78                                                $      0.14

                AMCOL INTERNATIONAL CORPORATION AND SUBSIDIARIES
             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
                             STATEMENT OF OPERATIONS
                          Year Ended December 31, 1997
               (in thousands, except share and per share amounts)

                                                                              Reclassify SAP
                                                                                Business to
                                                                               Discontinued         Pro Forma
                                                             Historical         Operations          Adjustment          Pro Forma
Net sales                                                    $   477,060         $(195,944)   (E)    $      -           $   281,116
Cost of sales                                                    376,319          (154,983)   (E)           -               221,336
   Gross profit                                                  100,741           (40,961)                 -                59,780

General, selling and administrative expenses                      59,272           (12,098)   (E)           -                47,174

Operating profit                                                  41,469           (28,863)                 -                12,606

Other income (expense):
   Interest expense, net                                          (8,628)            1,531    (E)       5,756    (K)         (1,341)
   Other, net                                                       (398)              459    (E)           -                    61
                                                                  (9,026)            1,990              5,756                (1,280)

Income before income taxes and minority interest                  32,443           (26,873)             5,756                11,326
   Income taxes                                                   11,399            (9,443)   (N)       2,023    (L)          3,978
Income before minority interest                                   21,044           (17,430)             3,733                 7,348
   Minority interest                                                   -                 -                  -                     -

Income from continuing operations                            $    21,044         $ (17,430)          $  3,733           $     7,348

Weighted average common shares                                28,488,527                                                 28,488,527
Weighted average common and common equivalent shares          29,125,168                                                 29,125,168

Earnings per share:
   Basic                                                     $      0.74                                                $      0.26
   Diluted                                                   $      0.72                                                $      0.25

         Notes to Unaudited Pro Forma Consolidated Financial Information

(A) For pro forma purposes at December 31, 1999, the total distribution to stockholders is calculated below. The sales price is net of estimated transaction costs of $12,400,000 (O).

     (in thousands, except share and per share information)
     Sales price, net of estimated transaction costs  $   644,100
     Less intercompany indebtedness                        44,289 (C)
     Net cash proceeds                                    599,811
     Income taxes                                         208,969
     Distribution to stockholders                         390,842
     Common stock outstanding                          26,852,081
     Distribution per share                           $     14.56

     The distribution per share was calculated based on the factors set forth above, including the amount of intercompany indebtedness and the number of shares of common stock outstanding at December 31, 1999. The actual amount of any distribution will be determined after the closing of the sale transaction and will be based on the amount of indebtedness of the SAP business to be repaid and the number of shares of common stock outstanding at the time of such distribution. The number of shares of common stock outstanding will increase in the event an AMCOL director or employees exercise vested outstanding options prior to the record date of the distribution. The actual amount of any distribution will likely be different from the amount indicated above.

(B) For pro forma purposes at December 31, 1999, gain on sale of the SAP business and resulting effect on equity is calculated below.

     (in thousands, except share and per share information)
     Sales price, net of estimated transaction costs    $ 644,100
     Net investment in SAP business                       121,678
     Gain before income taxes                             522,422
     Income taxes                                         208,969 (D)
     Net gain on sale                                     313,453
     Distribution to stockholders                         390,842

     Net decrease in equity                             $ (77,389)

(C) The intercompany indebtedness as of the date of closing will reduce the cash received on the date of closing but will be paid by BASF the day following the closing date. This amount will be used to repay a portion of AMCOL's long-term debt and could vary based on the indebtedness level at the closing date. As of December 31, 1999 the intercompany indebtedness was $44,289,000. Increases or decreases in this amount from the proforma amount to the actual amount will proportionately effect interest expense in future periods, as this amount will directly reduce long-term debt. For every $1,000,000 of additional debt as of the date of closing annual interest expense in future periods will decrease by $62,500.

(D) Tax expense for federal and state purposes is calculated at the effective statutory rate at December 31,
         1999 of 40%.

(E) To reclassify the SAP business as a discontinued operation as a result of the proposed sale of the business.

(F) To record reduction in interest expense arising from the repayment of indebtedness using the funds received from BASF to settle the intercompany liability, as discussed in Note C. The reduction in interest expense is the intercompany interest for the year ended December 31, 1999.

(G) To record income tax benefit attributable to adjustment (F) at the 1999 effective rate of 38.97%.

(H)  To remove the net assets of the SAP business.

(I) To record reduction in interest expense arising from the repayment of indebtedness using the funds received from BASF to settle the intercompany liability, as discussed in Note C. The reduction in interest expense is the intercompany interest for the year ended December 31, 1998.

(J) To record income tax benefit attributable to adjustment (I) at the 1998 effective rate of 35.87%.

(K) To record reduction in interest expense arising from the repayment of indebtedness using the funds received from BASF to settle the intercompany liability, as discussed in Note C. The reduction in interest expense is the intercompany interest for the year ended December 31, 1997.

(L) To record income tax benefit attributable to adjustment (K) at the 1997 effective rate of 35.14%. (M) To reclassify acquisition costs expensed up through the third quarter to discontinued operations as a result of the proposed sale of the SAP business.

(N) To reclassify the SAP business as a discontinued operation as a result of the proposed sale of the SAP business. The difference in the income taxes of the SAP business in the unaudited statements of operations is due to the additional expenses related to intercompany royalties, intercompany interest, corporate allocations and the use of a different tax rate. The tax rate used in the pro-forma financial statements is a consolidated effective tax rate whereas the tax rate used in the unaudited financial statements of the SAP business is the effective tax rate for the SAP business.

(O) AMCOL intends to use the proceeds from the sale to reduce its long-term debt. As a result of the prepayment, AMCOL will incur prepayment penalties of approximately $1,300,000, which will be expensed when incurred and have a tax effect of $520,000 (D). The prepayment penalty is not included in the transaction costs of $12,400,000 and is not considered in the proforma presentation.

               UNAUDITED FINANCIAL STATEMENTS OF THE SAP BUSINESS

     The following are the unaudited comparative financial statements of the SAP business. The unaudited financial statements have been derived from historical financial data of AMCOL and include balance sheets of the SAP business as of December 31, 1999 and 1998, and the related statements of operations and cash flows for each of the years in the three-year period ending December 31, 1999. This financial information does not necessarily reflect what the financial position and results of operations of the SAP business would have been if such business was operated as a separate, stand-alone entity for the periods presented, and may not be indicative of the future performance of the SAP business.

     The unaudited financial statements of the SAP business are qualified in their entirety by, and should be read in conjunction with, AMCOL's audited consolidated financial statements and the notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations which are incorporated by reference into this Proxy Statement.

                                  SAP BUSINESS
                                 BALANCE SHEETS
                                   (unaudited)
                                 (in thousands)

                                     ASSETS                                                 December 31
                                                                                      1999               1998
Current assets:
   Cash and cash equivalents                                                        $    (139)         $  (3,448)
   Accounts receivable:
     Trade, less allowance for doubtful accounts of $1,876 and $1,393                  50,013             41,155
     Other                                                                              4,747              2,354
   Inventories                                                                          9,715             11,479
   Prepaid expenses                                                                         5                491
   Current deferred tax asset                                                             541                521
Total current assets                                                                   64,882             52,552

Investment in and advances to joint ventures                                                -                 10

Property, plant, equipment and mineral rights and reserves:
   Land and mineral rights and reserves                                                 2,401              2,461
   Depreciable assets                                                                 153,652            134,104
                                                                                      156,053            136,565
   Less accumulated depreciation                                                       72,905             57,150
                                                                                       83,148             79,415

Total assets                                                                        $ 148,030          $ 131,977

                      LIABILITIES AND STOCKHOLDERS' EQUITY                                  December 31
                                                                                      1999               1998

Current liabilities:
   Notes payable and current maturities of long-term obligations                    $       -          $   1,577
   Accounts payable                                                                     9,880              8,023
   Accrued income taxes                                                                 5,263                  -
   Accrued liabilities                                                                  9,592              9,401
   Due to AMCOL                                                                        44,289             58,994
Total current liabilities                                                              69,024             77,995

Deferred income tax liabilities                                                         2,781              5,213
Other liabilities                                                                         321                315
                                                                                        3,102              5,528
Stockholders' equity:
   Common stock                                                                        13,135             13,135
   Additional paid-in-capital                                                           2,235              2,235
   Retained earnings                                                                   62,019             33,507
   Cumulative translation adjustment                                                   (1,485)              (423)
                                                                                       75,904             48,454

Total liabilities and stockholders' equity                                          $ 148,030          $ 131,977

                 See accompanying notes to financial statements.

                                  SAP BUSINESS
                            STATEMENTS OF OPERATIONS
                                   (unaudited)
                                 (in thousands)

                                                                            Years Ended December 31,
                                                                  1999                1998               1997
Net sales                                                       $ 252,908           $ 221,093          $ 195,944
Cost of sales                                                     184,006             174,635            154,983
   Gross profit                                                    68,902              46,458             40,961

General, selling and administrative expenses                       17,052              13,207             12,098
Write down of intangible and long-term assets                           -                   -                  -

Operating profit                                                   51,850              33,251             28,863

Other income (expense):
   Intercompany interest expense                                   (2,845)             (3,591)            (5,756)
   Other interest expense                                            (111)             (1,345)            (1,531)
   Intercompany royalties                                          (2,053)             (1,844)            (4,679)
   Other, net                                                        (269)                (16)              (459)
                                                                   (5,278)             (6,796)           (12,425)

Income before allocations                                          46,572              26,455             16,438
   Corporate allocations                                           (2,489)             (1,778)            (1,585)
Income before income taxes and minority interest                   44,083              24,677             14,853
   Income taxes                                                    15,571               8,838              5,340
Net income                                                      $  28,512           $  15,839          $   9,513

Retained earnings at the beginning of the year                     33,507              23,668             14,155
Dividends paid                                                          -              (6,000)                 -
Retained earnings at the end of the year                        $  62,019           $  33,507          $  23,668

                 See accompanying notes to financial statements.

                                  SAP BUSINESS
                            STATEMENTS OF CASH FLOWS
                                   (unaudited)
                                 (in thousands)

                                                                            Years Ended December 31,
                                                                  1999                1998               1997

Cash flows from operating activities:
   Net income                                                   $  28,512           $  15,839          $   9,513
     Adjustment to reconcile net income to net cash
provided by
     operating activities:
       Depreciation and amortization                               17,356              14,840             14,362
       Loss on sale or transfer of depreciable assets                  49                  13                  -
       Changes in assets and liabilities:
         (Increase) decrease in:
           Accounts receivable                                    (11,251)             (5,708)            (3,233)
           Inventories                                              1,764                 408              4,732
           Prepaid expenses                                           486                 583               (819)
           Deferred income taxes                                   (2,452)              2,741              1,336
           Accounts payable                                         1,857               2,103             (5,273)
           Accrued income taxes                                     5,263                   -                  -
           Accrued liabilities                                        191               1,039              5,525
           Other liabilities                                            6                 (95)              (119)

              Net cash used in operating activities                41,781              31,763             26,024

Cash flows from investing activities:
   Acquisition of depreciable assets                              (22,639)             (9,614)            (4,842)
   Investment in/advance to subsidiary                                 10                 (10)                 -
   Foreign currency                                                   439                (423)            (2,700)

              Net cash used in investing activities               (22,190)            (10,047)            (7,542)

Cash flows from financing activities:
   Payment of cash dividends                                            -              (6,000)                 -
   Issuance of notes payable                                            -                  10                  -
   Payment of notes payable                                        (1,577)                  -                (60)
   Net payments to AMCOL                                          (14,705)            (18,504)           (19,950)

              Net cash provided by financing activities           (16,282)            (24,494)           (20,010)

              Net increase in cash and cash equivalents             3,309              (2,778)            (1,528)

              Cash and cash equivalents at the beginning of        (3,448)               (670)               858
year

              Cash and cash equivalents at the end of year      $    (139)          $  (3,448)         $    (670)

                 See accompanying notes to financial statements.

                                  SAP BUSINESS
                     NOTES TO UNAUDITED FINANCIAL STATEMENTS
                                 (in thousands)

Note 1:  BASIS OF PRESENTATION

     The financial information included herein has been prepared by management without audit. The information furnished herein includes all adjustments which are, in the opinion of management, necessary for a fair statement of the financial position and operating results and all such adjustments are of a normal recurring nature.

Note 2:  INVENTORIES

     Inventories are valued at the lower of cost or market. Cost is determined by the first-in, first-out method. The composition of inventories at December 31, 1999 and December 31, 1998 was as follows:

                                                     1999                1998
       Finished Product Inventory                 $  5,899           $    8,468
       Stores Inventory                              3,816                3,011
                                                  $  9,715           $   11,479

Note: 3:  CORPORATE ALLOCATIONS

     Corporate allocations include certain expenses of the corporate headquarters, including the salaries and benefits of AMCOL's officers, as well as costs associated with AMCOL's corporate accounting, human resources and information technology functions, which were incurred for the benefit of all of AMCOL's operating units. Such costs have been allocated to the SAP business based on the relationships of the sales, fixed assets and headcount, as appropriate, of the SAP business to that of AMCOL as a whole. Management believes that the methods used to allocate these corporate expenses to the SAP business are reasonable.

                         PROPOSAL 2: THE PLAN AMENDMENTS

General

     The Board of Directors has adopted, subject to shareholder approval, amendments to AMCOL's 1993 Stock Plan, or the 1993 plan, and AMCOL's 1998 Long-Term Incentive Plan, or the 1998 plan. These amendments provide for the acceleration of vesting of all options held by employees who will become employees of BASF except for nonvested options held by employees whose options were issued under a scheme approved by United Kingdom Inland Revenue. This acceleration of vesting will become effective immediately upon receipt of shareholder approval of these plan amendments at the special meeting. In addition, the Board of Directors has adopted, subject to shareholder approval, an amendment to the 1998 plan which deletes the $100,000 cap on the aggregate fair market value of an employee's incentive stock options, or ISOs, which become exercisable in any calendar year.

     The 1993 plan and the 1998 plan were approved by AMCOL's shareholders at AMCOL's annual meeting of shareholders held in 1993 and 1998, respectively. As of April 17, 2000, options to purchase 131,834 shares of AMCOL's common stock held by 75 employees will become immediately vested upon the approval of the plan amendments by AMCOL's shareholders. This includes options to purchase 23,491 shares of AMCOL's common stock held as of April 17, 2000 by Gary Castagna, an executive officer of AMCOL. The exercise prices of the options held by the Chemdal employees range from $8.50 to $13.125. The exercise prices of the options held by Mr. Castagna range from $9.00 to $13.125. Based on the closing sale price of AMCOL's common stock on April 17, 2000 as reported by the New York Stock Exchange, the aggregate value of the benefit to be received by Mr. Castagna upon the acceleration of the options held by him is $79,145.05.

     The purchase agreement requires AMCOL to cause each unvested stock option to purchase shares of AMCOL's common stock held by employees who are to become employees of BASF to become fully vested and exercisable on or before the closing. AMCOL, however, is unable to accelerate the vesting of the options granted to employees who reside in the United Kingdom under a scheme approved by United Kingdom Inland Revenue because the necessary approvals were not received from United Kingdom Inland Revenue. Pursuant to the purchase agreement, AMCOL will pay a special cash bonus to these employees in an amount equal to the product of the number of shares of AMCOL's common stock subject to an unvested stock option and the excess, if any, of the closing price on the New York Stock Exchange of AMCOL's common stock on the last trading day immediately prior to the closing over the exercise price per share of AMCOL's common stock subject to such unvested stock option.

     The 1998 plan contains a provision which prohibits the aggregate fair market value of an employee's ISOs which become exercisable in any calendar year to exceed $100,000. Due to the acceleration of vesting of the options held by the employees of the SAP business, the aggregate fair market value of certain employees' ISOs which will become exercisable will exceed $100,000. Therefore, the Board of Directors has decided to delete this restriction from the 1998 plan.

The 1993 Plan and the 1998 Plan

     Purpose. The purpose of the 1993 plan and 1998 plan is to provide officers, directors and employees who have substantial responsibility for the direction and management of AMCOL with an additional incentive to promote the success of AMCOL's business, to encourage such persons to remain in the service of AMCOL and to enable them to acquire proprietary interests in AMCOL. The following is a summary of the 1993 plan and the 1998 plan. You are encouraged to read the 1993 plan and the 1998 plan in their entirety. These documents have been filed with the SEC and are publicly available. See "Additional Information."

     Awards. Both the 1993 plan and the 1998 plan provide for the granting of awards of restricted stock, ISOs, nonqualified stock options, or NSOs, and stock appreciation rights, or SARs. In addition, the 1993 plan provides for the granting of awards of phantom stock. The 1993 plan and the 1998 plan permit a total of 1,260,000 and 1,900,000 shares of AMCOL's common stock to be awarded to participants, respectively. However, as of March 1, 1998, no further awards may be made pursuant to the 1993 plan. As of April 24, 2000 the closing sale price of AMCOL's common stock was $13.125 per share as reported by the New York Stock Exchange.

     The Committee. Both the 1993 plan and the 1998 plan are administered by a committee composed of two or more individuals elected by the Board of Directors from time to time. The committee administering the 1998 plan must be composed of directors. Currently, both the 1993 plan and the 1998 plan are administered by the Compensation Committee of the Board of Directors. The Compensation Committee from time to time grants awards under the 1998 plan to selected eligible directors and employees, without payment by the participant. As set forth above, awards are no longer made pursuant to the 1993 plan.

     Restricted Stock Awards. The 1993 plan and the 1998 plan permit the granting of awards of restricted stock to any participant. Awards of restricted stock may be issued to participants without payment. Upon completion of a vesting period and the fulfillment of any required conditions, restrictions upon the restricted stock expire and new certificates representing unrestricted shares of common stock are issued to the participant. Generally, the participant will have all of the rights of a shareholder of AMCOL with respect to his shares of restricted stock including, but not limited to, the right to vote such shares and the right to receive dividends payable with respect to the shares of restricted stock.

     Incentive Stock Options. Both the 1993 plan and the 1998 plan provide for the granting of ISOs to any employee of AMCOL. The committee has the authority to determine the terms and conditions of each ISO grant, including without limitation, the number of shares subject to each ISO and the option period. The ISO exercise price is also determined by the committee and may not be less than the fair market value of AMCOL's common stock on the date of grant. The exercise price may not be less than 110% of such fair market value if the participant was the holder of more than 10% of AMCOL's outstanding voting securities.

     Unless the committee otherwise determines, the option period for ISOs granted under the 1993 plan expire upon the earliest of:

     ten years after the date of grant (five years in the case of a holder of more than 10% of AMCOL's outstanding voting securities);

     three months after termination of employment for any reason other than death;

     twelve months after death; or

     such other date or event as specified by the committee.

     Unless the committee otherwise determines, the option period for ISOs granted under the 1998 plan will expire upon the earliest of:

     ten years after the date of grant (five years in the case of a holder of more than 10% of AMCOL's outstanding voting securities);

     three months after termination of employment for any reason other than cause, death or total and permanent disability;

     immediately upon termination of employment for cause;

     twelve months after death or termination of employment on account of total and permanent disability; or

     such other date or event as specified by the committee.

     Nonqualified Stock Options. The 1993 plan and the 1998 plan provide for the granting of NSOs to any participant. The committee has the authority to determine the terms and conditions of each grant including the number of shares subject to each NSO, the option period and the option exercise price. The NSO exercise price may not be less than 85% of the fair market value of the common stock on the date of grant.

     Unless the committee otherwise determines, the option period for NSOs granted pursuant to the 1993 plan will expire upon the earliest of:

     three months after termination of employment for any reason other than death;

     twelve months after death; or

     such other date or event as specified by the committee.

     Unless the committee otherwise determines, the option period for NSOs granted pursuant to the 1998 plan will expire upon the earliest of:

     ten years after the date of grant;

     three months after termination of employment for any reason other than cause, death, total and permanent disability or retirement after age 65 (nonemployee directors will be treated as being terminated when they cease to serve on the Board);

     immediately upon termination of employment for cause;

     sixty months after termination of employment on account of retirement after age 65;

     twelve months after death or termination of employment on account of total and permanent disability; or

     such other date or event as specified by the committee.

     Stock Appreciation Rights. Both the 1993 plan and the 1998 plan provide for the granting of SARs to any participant. SARs granted by the committee pursuant to the 1993 plan or the 1998 plan may relate to and be associated with all or any part of a specific ISO or NSO. An SAR shall entitle the participant to surrender any then exercisable portion of the SAR and, if applicable, the related ISO or NSO. In exchange, the participant would receive from AMCOL an amount equal to the product of the excess of the fair market value of a share of common stock on the date of surrender over the fair market value of the common stock on the date the SARs were issued, or, if the SARs are related to an ISO or an NSO, the per share exercise price under such option and the number of shares of common stock subject to such SAR, and, if applicable, the related option which is surrendered. SARs may be exercisable during a period established by the committee and, if related to an ISO or NSO, shall terminate on the same date as the related option. Upon exercise, participants may be paid in shares of common stock or cash, as determined by the committee.

     Phantom Stock. The 1993 plan provided for awards of phantom stock to a participant. Subject to any limitations imposed by the committee, an award of phantom stock entitles the participant to surrender any vested portion of the phantom stock in exchange for the fair market value of the common stock to which the surrendered phantom stock relates. No awards of phantom stock were made pursuant to the 1993 plan.

     The Manner of Exercise. The committee may permit the exercise price for options granted under the 1993 plan or the 1998 plan to be paid in cash or shares of common stock, including shares of common stock which the participant received upon the exercise of one or more options. The committee may also permit the option exercise price to be paid by the participant's delivery of an election directing AMCOL to withhold shares of common stock from the common stock otherwise due upon exercise of the option or any method permitted by law.

     Vesting. Unless the committee establishes a different vesting schedule at the time of grant, awards generally vest 40% after two years, 60% after three years, 80% after four years and 100% after five years. A participant may not exercise an option or SAR or transfer shares of restricted stock until the award has vested.

     Under the 1993 plan, if a participant's employment with AMCOL is terminated due to retirement on or after the age of 65 (or 55 with AMCOL's consent), retirement at any age on account of disability, or death, all Awards become fully vested. If a participant's employment with or service to AMCOL is terminated for any other reason, any Awards that are not yet vested are forfeited.

     Under the 1998 plan, generally, if a participant's employment with AMCOL or service on the Board is terminated due to retirement, death, disability or a change in control of AMCOL (as determined by the committee), the committee may, in its discretion, accelerate vesting. If a participant's employment with or service to AMCOL is terminated for any other reason, any awards that are not yet vested are forfeited.

     Nontransferability. Awards are not transferable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code; provided, however, that under the 1998 plan NSOs, SARs and restricted stock are transferable in the committee's discretion after vesting. During a participant's lifetime, his ISOs and any NSOs granted under the 1993 plan may be exercised only by him.

     Withholding Tax. AMCOL shall have the right to withhold in cash or shares of common stock with respect to any payments made to participants, any taxes required by law to be withheld because of such payments.

     Amendment; Termination. The Board of Directors may amend the 1993 plan and the 1998 plan at any time, but may not impair the rights of participants with respect to any outstanding awards without the consent of participants, and provided further that the Board of Directors may not amend the 1993 plan so as to extend the period in which a participant may exercise an ISO and may not, in the absence of shareholder approval, change the aggregate number of shares that may be issued pursuant to the options granted, change the class of eligible employees, adopt any amendment affecting the exercise price, or materially increase benefits accruing to the participants.

     The 1998 plan will terminate ten years after its adoption by the Board of Directors; provided, however, that the Board of Directors may terminate the 1998 plan at any time. The 1993 plan was terminated effective March 1, 1998.
Termination of the 1993 plan and the 1998 plan will not affect the rights of participants with respect to any awards granted before the termination date.

     Federal Tax Consequences-Incentive Stock Options. Provided a participant is an employee of AMCOL during the period beginning on the date of grant of the ISO and ending on the day three months before the date of exercise, neither the grant nor the exercise of an ISO has an immediate tax consequence to the participant or AMCOL. If subsequent to the exercise of an ISO the participant does not dispose of the acquired common stock within two years after the date of the grant of the ISO, or within one year after the date of the transfer of the common stock to the participant, or the holding period, AMCOL is not entitled to a tax deduction, the participant realizes no ordinary income, and any gain or loss that is realized on the subsequent sale or taxable exchange of the common stock is treated as a long-term capital gain or loss. Some tax deductions and exclusions, known as "tax preference items," give rise to an "alternative minimum tax" enacted to recapture some of the tax savings provided by such tax preference items. The tax benefits associated with an ISO are tax preference items that may affect the alternative minimum tax that must be paid by certain high income individuals.

     If a participant exercises an ISO and disposes of the acquired common stock before the end of the holding period, the participant realizes ordinary income in an amount equal to the lesser of the fair market value of the common stock on the date of exercise over the option price of the common stock, or the amount realized on disposition over the adjusted basis of the common stock. Any remaining gain will be considered capital gain to the participant. AMCOL will be entitled to a corresponding tax deduction in the same amount and at the same time, subject to the limitations imposed by Code Section 162(m).

     Code Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain "covered employees" in a taxable year to the extent that such compensation exceeds $1,000,000. "Covered employees" are a corporation's chief executive officer on the last day of the taxable year and any other individuals whose compensation is required to be reported to shareholders under the Securities Exchange Act of 1934 by reason of being among the four most highly compensated officers (other than the chief executive officer) for the taxable year and who are employed on the last day of the taxable year. Compensation paid under some qualified performance-based compensation arrangements, which (among other things) provide for compensation based on pre-established performance goals established by a compensation committee that is composed solely of two or more "outside directors," is not considered in determining whether a "covered employee's" compensation exceeds $1,000,000.

     Federal  Tax  Consequences-Non-Qualified   Stock  Options.  Generally,  the
recipient of an NSO realizes no taxable income at the time of grant. Similarly, AMCOL is not entitled to a deduction with respect to the grant of an NSO.

     Upon the exercise of an NSO, a participant realizes income at ordinary income tax rates. The amount included in income is the excess of the fair market value of the common stock acquired (as of the date of exercise) over the exercise price. AMCOL will generally be entitled to a corresponding deduction equal to this amount for AMCOL's taxable year that ends with or includes the end of the participant's taxable year of income inclusion, subject to the limitations imposed by Code Section 162(m).

     A participant's basis in the common stock acquired upon the exercise of an NSO will be the exercise price, plus any amount includable in the participant's gross income upon the exercise of the NSO. The gain or loss realized by the participant upon a subsequent sale or exchange of the shares will be a capital gain or loss.

     Federal Tax Consequences-Restricted Stock. Generally, because of the risk of forfeiture prior to vesting (and certain other restrictions that may be imposed by the committee), no taxable income will be recognized by the participant upon an award of restricted stock. Absent an election under Section 83(b) of the Code, the participant is deemed to receive ordinary income at the time the restrictions on the restricted stock lapse. The amount of the participant's taxable income is equal to the fair market value of the restricted stock, less any amount paid by the participant for the restricted stock. However, a participant may make an election under Section 83(b) of the Code, within thirty days of the date of issuance of the restricted stock, to be taxed at the time of issuance. Any participant who makes such an election recognizes ordinary income on the date of issuance of the restricted stock equal to its fair market value at that time, less any amount paid by the participant for the restricted stock. The participant's basis in this stock will be increased by the amount includable in his or her gross income under Code Section 83.

     AMCOL is entitled to a deduction equal to the amount includable in the participant's gross income for AMCOL's tax year in which or with which ends the participant's taxable year in which the amount is included in the participant's gross income. AMCOL's deduction is also subject to the limitations imposed by Code Section 162(m) mentioned above. If the participant subsequently disposes of the restricted stock after it becomes substantially vested, the participant will recognize capital gain or loss equal to the difference between the amount realized and the participant's basis in the restricted stock, assuming the restricted stock is held as a capital asset.

     Unless an election under Code Section 83(b) is made, dividends paid to a participant while the restricted stock remains subject to restrictions are treated as compensation for federal income tax purposes. Any dividends paid on the restricted stock subsequent to a Code Section 83(b) election are treated as dividend income, rather than compensation, for federal income tax purposes.

The Plan Amendments

     In order to implement the plan amendments, the 1993 plan and the 1998 plan are proposed to be amended as set forth below. The plan amendments are contingent upon the receipt of shareholder approval of the purchase agreement.

     1993 Plan. The following shall be added to the end of Section 12 of the 1993 plan:

     "Notwithstanding anything herein to the contrary, all nonvested options held by employees who are to become employees of BASF or any subsidiary thereof (the "Chemdal Employees"), pursuant to the Asset and Stock Purchase Agreement dated November 22, 1999, between AMCOL International Corporation, a Delaware corporation, and BASF Aktiengesellschaft, a corporation organized under the laws of Germany, shall be immediately fully vested and exercisable, except that any nonvested options held by any Chemdal Employees whose options were issued under a scheme approved by United Kingdom Inland Revenue will not be vested."

     1998 Plan. The following shall be added to the end of Section 11 of the 1998 plan:

     "Notwithstanding anything herein to the contrary, all nonvested options held by employees who are to become employees of BASF or any subsidiary thereof (the "Chemdal Employees"), pursuant to the Asset and Stock Purchase Agreement dated November 22, 1999, between AMCOL International Corporation, a Delaware corporation, and BASF Aktiengesellschaft, a corporation organized under the laws of Germany, shall be immediately fully vested and exercisable, except that any nonvested options held by any Chemdal Employees whose options were issued under a scheme approved by United Kingdom Inland Revenue will not be vested."

     The following sentences shall be removed in their entirety from Section 7 of the 1998 plan:

     "The aggregate fair market value of the common stock covered by ISOs granted under the Plan or any other stock option plan of AMCOL or any subsidiary or parent of AMCOL that become exercisable for the first time by any employee in any calendar year shall not exceed $100,000. The aggregate fair market value will be determined at the Award Date."

Board Recommendation

     Proxies will be voted for or against approval of the plan amendments to the 1993 plan and the 1998 plan in accordance with the specifications marked thereon, and will be voted in favor of approval if no specification is made. Assuming a quorum is present, the affirmative vote of a majority of the shares of common stock represented in person or by proxy at the special meeting and entitled to vote thereon is required to adopt the plan amendments.

     The Board of Directors recommends that you vote "FOR" adoption of the plan amendments. SECURITY OWNERSHIP

Security Ownership of Five Percent Beneficial Owners

     The following table sets forth all persons known to be the beneficial owner of more than 5% of AMCOL's common stock as of December 31, 1999.

                                                                            Number of Shares and
                 Name and Address of Beneficial Owner                       Nature of Beneficial         Percent
                                                                                Ownership (1)           of Class

Bank of Montreal                                                                3,101,751 (2)            11.52%
   Paul Bechtner Trust
   111 West Monroe Street
   Chicago, Illinois 60690

Everett P. Weaver                                                             3,116,751 (3)(4)           11.58%
   c/o AMCOL International Corporation
   1500 West Shure Drive, Suite 500
   Arlington Heights, Illinois 60004-7803

William D. Weaver                                                             4,155,059 (3)(5)           15.43%
   c/o AMCOL International Corporation
   1500 West Shure Drive, Suite 500
   Arlington Heights, Illinois 60004-7803

(1)  Nature of  beneficial  ownership is direct  unless  otherwise  indicated by footnote.  Beneficial  ownership as shown in the table arises from sole voting and investment power unless otherwise indicated by footnote.
(2)  Voting and investment power are shared by the trustees of this trust.  See note (3) below.
(3)  Includes  3,101,751  shares held in the Paul Bechtner Trust as to which Messrs.  Everett P. Weaver,  William D.
     Weaver and the Bank of Montreal are co-trustees and share voting and investment power.
(4)  Includes 15,000  shares in a trust as to which voting and investment power are shared with Mr. Weaver's wife.
(5)  Includes  615,570  shares held in a living trust and 56,800 shares in a charitable  remainder  unit trust as to which Mr. Weaver  exercises  sole voting and  investment  power.  Also includes  1,600 shares held by his wife,
     223,400  shares held in his wife's living  trust,  45,000 shares held by his wife as trustee for the benefit of her brother,  and 63,560 shares held by his wife for the benefit of their  grandchildren as to which Mr. Weaver may be deemed to share voting and investment power.

Security Ownership of Directors and Executive Officers

     The following table sets forth, as of February 21, 2000, shares beneficially owned by: each director and nominee; the Chief Executive Officer; the four other most highly compensated executive officers; and as a group, such persons and other executive officers.

                               Beneficial Owner                                  Number of Shares and Nature   Percent of Class
                                                                                 of Beneficial Ownership (1)
Arthur Brown                                                                                  28,146                        *
Robert E. Driscoll, III                                                                      380,895                 1.38%
John Hughes                                                                                  800,709                 2.90%
James A. McClung                                                                               4,600                        *
Jay D. Proops                                                                                 42,700                        *
C. Eugene Ray                                                                                106,146                        *
Clarence O. Redman                                                                            63,708                        *
Paul G. Shelton                                                                              416,962                 1.51%
Dale E. Stahl                                                                                 28,200                        *
Lawrence E. Washow                                                                           433,325                 1.57%
Audrey L. Weaver                                                                             651,796                 2.36%
Paul C. Weaver                                                                               383,920                 1.39%
Gary L. Castagna                                                                              62,825                        *
Frank B. Wright, Jr.                                                                          35,251                        *
All of the above and other executive officers as a group (20 persons)                      3,220,884                11.66%

*    Percentage represents less than 1% of the total shares of common stock outstanding as of February 21, 2000.
(1)  Nature of beneficial ownership is set forth on Page 62.

                                                Nature of Beneficial Ownership (Shares Held) as of February 21, 2000
                                                                                                         As Trustee
                               Directly or  In the                                                       of the     Subject to
      Beneficial Owner          as Joint    Company's  In Limited   As Trustee        As      By Family  Company's  Options
                               Tenants (1)  Savings    Partnership  or Co-Trustee  Custodian  Members    Pension    Exercisable
                                            Plan (2)                                                     Plan (4)   in 60 Days
Arthur Brown                     23,400           -          -           -              -          -           -      4,746
Robert E. Driscoll, III           5,000           -    371,295(3)    4,000              -          -           -        600
John Hughes                     249,530     103,443          -           -              -     41,328     217,500    188,908
James A. McClung                  1,000           -          -           -              -          -           -      3,600
Jay D. Proops                    24,000           -     10,000           -              -          -           -      8,700
C. Eugene Ray                    81,150           -          -           -              -     20,250           -      4,746
Clarence O. Redman               25,374      14,934          -           -              -          -           -     23,400
Paul G. Shelton                  70,085      22,068          -           -         14,492        935     217,500     91,882
Dale E. Stahl                    19,500           -          -           -              -          -           -      8,700
Lawrence E. Washow               79,643      13,448          -           -          7,500          -     217,500    115,234
Audrey L. Weaver                646,070           -          -           -              -      5,126           -        600
Paul C. Weaver                  318,876           -          -      30,638              -     31,706           -      2,700
Gary L. Castagna                  2,733       4,357          -           -              -          -           -     55,735
Frank B. Wright, Jr.              1,350      18,284          -           -              -          -           -     15,617
All Directors and  Executive
Officers                      1,568,524     242,595    381,295      34,638         21,992     99,345     217,500    692,177

(1)  Includes shares held in joint tenancy with spouses for which voting rights may be shared.
(2)  With the  exception  of Mr.  Redman's  shares,  which are held in the Clarence O. Redman PC Savings  Plan,  the shares are held in AMCOL's Savings Plan.
(3)  Mr. Driscoll is a general partner.
(4)  Messrs. Hughes, Shelton and Washow share voting rights.

                          NAMED OFFICERS' COMPENSATION

Summary Compensation Table

     The Summary Compensation Table below includes, for each of the fiscal years ended December 31, 1999, 1998 and 1997, individual compensation for services to AMCOL and its subsidiaries of those persons who were at December 31, 1999: the Chief Executive Officer; and the four other most highly compensated executive officers of AMCOL, or the named officers.

                                                                                               Long-Term       All Other
                                                                                             Compen-sation   Compen-sation
           Name and Principal Position                   Annual Compensation (1)(2)             Awards          ($)(4)
                                                                                              Securities
                                                                                  Bonus       Underlying
                                                      Year       Salary ($)      ($)(3)       Options (#)

John Hughes                                           1999          475,000       712,500        25,000         41,146
   Chairman and Chief Executive Officer               1998          450,000       257,792        25,000         19,386
                                                      1997          400,000       244,650        25,500         24,400

Lawrence E. Washow                                    1999          350,000       437,500        21,250         31,280
   President and  Chief Operating Officer             1998          316,667       137,600        18,750         16,578
                                                      1997          229,256       114,449        12,750          8,740

Paul G. Shelton                                       1999          275,000       258,090        17,000         21,656
   Senior Vice President and Chief Financial          1998          240,000        92,800        12,500         13,694
   Officer of AMCOL and President of Ameri-Co         1997          215,000       102,354        12,750          8,600
   Carriers, Inc. and Nationwide Freight
   Service, Inc.

Frank B. Wright, Jr.                                  1999          215,000       112,698        11,250         15,840
   Vice President of AMCOL and President of           1998          195,000       101,010        10,750         10,600
   Volclay International Corporation                  1997          175,000        70,000         9,563          3,500

Gary L. Castagna                                      1999          200,000       200,000        11,250         18,571
   Vice President of AMCOL and President of           1998          160,000       109,874        10,750          8,599
   Chemdal International Corporation                  1997          142,645        54,976         6,375          5,706

(1) Includes deferred compensation under AMCOL's Savings Plan and AMCOL's Deferred Compensation Plan.

(2) The incremental cost of non-cash compensation and other personal benefits during any year presented did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for any individual named above.

(3) The figures in this column reflect bonuses from the Executive Incentive Compensation Plan and the Bonus Plan as described in the Board Compensation Committee Report on Executive Compensation.

(4) The figures in this column include Company matching contributions under AMCOL's Savings Plan. During 1997, AMCOL approved a 401(k) restoration plan whereby the matching contributions for salary deferrals in excess of ERISA limits to AMCOL's Savings Plan were credited to AMCOL's Deferred Compensation Plan.

Option Grants in Last Fiscal Year

     Shown below is information on grants of incentive stock options during the fiscal year ended December 31, 1999 to the named officers, which are reflected in the Summary Compensation Table on Page 63.

                                                                                                         Grant
                                                                                                         Date
             Name                                   Individual Grants in 1999                            Value
                                   Number of
                                  Securities       % of Total                                            Grant
                                  Underlying         Options                                             Date
                                    Options        Granted to        Exercise        Expiration         Present
                                  Granted (1)     Employees (2)      Price (3)          Date           Value (4)
John Hughes                          25,000           8.68%            $9.00          02/03/09           $87,494
Lawrence E. Washow                   21,250           7.38              9.00          02/03/09            74,370
Paul G. Shelton                      17,000           5.90              9.00          02/03/09            59,496
Frank B. Wright, Jr.                 11,250           3.91              9.00          02/03/09            39,372
Gary L. Castagna                     11,250           3.91              9.00          02/03/09            39,372

(1)  These  incentive  stock options,  or ISOs, were issued pursuant to the 1998 plan and may not be exercised until they vest.  These ISOs vest 40% after two years,  60% after  three  years,  80% after four years and 100% after five years,  provided that on death or retirement under specified  conditions,  these ISOs become fully vested.
     The exercise  price may not be less than the fair market value of the shares  subject to the option on the date of grant.  The exercise  price may not be less than 110% of such fair market value if the purchaser is a holder of more than 10% of AMCOL's outstanding voting securities.
(2)  Based on 288,000 options granted to all employees.
(3)  Fair market value on the date of grant.
(4)  The estimated  grant date present  value  reflected in the above table is  determined  using the  Black-Scholes model.  The material  assumptions and adjustments  incorporated  in the  Black-Scholes  model in estimating the value of the options  reflected in the above table include the  following:  an exercise  price on the option of
     $9.00,  equal to the fair market value of the underlying stock on the date of grant; an option term of 6 years;
     interest rate of 4.87%  representing the interest rates on U.S.  Treasury  securities on the date of grant with maturity dates  corresponding to the vesting of the options;  volatility of 44.90% and dividends at the rate of
     $0.24 per share representing the annualized  dividends paid with respect to a share of common stock at the date of grant.  There have been no reductions to reflect the  probability of forfeiture due to termination  prior to vesting,  or to reflect the  probability of a shortened  option term due to termination of employment  prior to the option  expiration  date.  The  ultimate  values of the options  will depend on the future  market price of
     AMCOL's stock,  which cannot be forecast with reasonable  accuracy.  The actual value, if any, an optionee will realize upon  exercise of an option will depend on the excess of the market value of AMCOL's  common stock over the exercise price on the date the option is exercised.

Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

     Shown below is information with respect to options exercised by the named officers pursuant to AMCOL'S option plans during fiscal 1999 and unexercised options granted in fiscal 1999 and prior years under AMCOL's option plans to the named officers and held by them at December 31, 1999.

                                                               Number of Securities        Value of Unexercised
                                  Shares                      Underlying Unexercised      In-the-Money Options at
            Name                 Acquired        Value         Options at 12/31/99               12/31/99
                                    on         Realized            Exercisable/                Exercisable/
                                 Exercise                         Unexercisable              Unexercisable (1)
John Hughes                        33,750       $179,759         164,463 /  78,425         $1,305,643 /  $407,027
Lawrence E. Washow                 20,000        182,333         105,003 /  53,469            785,263 /   281,791
Paul G. Shelton                    17,300        134,489          84,606 /  43,318            766,669 /   232,464
Frank B. Wright, Jr.                    -              -           9,135 /  31,278             53,237 /   161,580
Gary L. Castagna                        -              -          50,040 /  29,186            259,340 /   152,664

(1)  Based on the closing sale price as quoted on The New York Stock Exchange on that date.

Pension Plans

    Remuneration                     Estimated Annual Retirement Benefits Based on Years of Service
                          15 Years       20 Years        25 Years       30 Years        35 Years       40 Years
    $  150,000           $   33,750      $   45,000     $   56,250      $   67,500     $   78,750      $   84,375
       200,000               45,000          60,000         75,000          90,000        105,000         112,500
       250,000               56,250          75,000         93,750         112,500        131,250         140,625
       300,000               67,500          90,000        112,500         135,000        157,500         168,750
       350,000               78,750         105,000        131,250         157,500        183,750         196,875
       400,000               90,000         120,000        150,000         180,000        210,000         225,000
       450,000              101,250         135,000        168,750         202,500        236,250         253,125
       500,000              112,500         150,000        187,500         225,000        262,500         281,250
       550,000              123,750         165,000        206,250         247,500        288,750         309,375

     The above table shows the estimated annual retirement benefits payable on a straight life annuity basis to participating employees, including officers, in the earnings and years of service classifications indicated under AMCOL's retirement plans, which cover substantially all of its domestic employees on a non-contributory basis. The estimated benefits as disclosed below assume that the plans will be continued and that the employee will elect to receive his pension at normal retirement age. The table above and the estimates below do not reflect the reduction in an individual's final monthly compensation due to the social security monthly covered compensation. This reduction is based upon the retirement year for a particular individual.

              Name                         Years of                    Average                    Pension
                                           Service                  Compensation                  Benefit
John Hughes                                   35                        $604,658                   $296,330
Lawrence E. Washow                            21                         375,426                    112,142
Paul G. Shelton                               18                         303,929                     85,007
Frank B. Wright, Jr.                           4                         200,324                         --
Gary L. Castagna                              10                         233,207                     30,044

     The above table indicates the average earnings for the highest five consecutive calendar years and the number of years of credited service under the pension plans as of December 31, 1999, for each of the named officers. Covered compensation includes a participant's base salary, commissions, bonuses and salary reductions under AMCOL's Savings Plan and Deferred Compensation Plan. Mr. Wright has only been employed by AMCOL for four years, and does not have a vested pension benefit. The average compensation for Mr. Wright represents the average paid during his employment with AMCOL.

     Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended, limit the annual benefits that may be paid from a tax-qualified retirement plan. As permitted by the Employee Retirement Income Security Act of 1974, AMCOL has a supplemental plan that authorizes the payment out of general funds of AMCOL any benefits calculated under provisions of AMCOL's pension plan that may be above the limits under these sections. The accrued, unfunded liability of the supplemental plan at September 30, 1999, was $1,023,775.

Change In Control Arrangements

     Each of the named officers except for Mr. Hughes has an agreement with AMCOL which provides that, upon a change in control of AMCOL, each of them is to be employed by AMCOL for a period of time after the change in control (three years in the case of Messrs. Washow and Shelton and two years for Messrs. Wright and Castagna), unless there is just cause for his termination. A change in control is defined as a change in legal or beneficial ownership of 51% of AMCOL's common stock within a six-month period, or the sale of 90% or more of AMCOL's assets. The sale transaction does not constitute a change of control under these agreements.

     If termination occurs within the specified period for other than just cause, through either actual termination or constructive termination, the named officer will receive compensation equal to his current annual salary plus an average of his incentive bonus payments for prior periods, less any compensation received from the date of the change in control. These payments may not exceed an amount equal to two times, in the case of Messrs. Wright and Castagna, and three times, in the case of Messrs. Washow and Shelton, the respective named officer's average annual compensation during the prior five calendar years. These officers will also receive continued medical, health and disability benefits for one year after termination.

     The table below indicates the maximum amount that would have been paid had a change of control occurred and the named executives were terminated without cause prior to December 31, 1999.

                 Name                             Date of Agreement                          Payment
Lawrence E. Washow                               February 16, 1998                            1,126,278
Paul G. Shelton                                  April 1, 2000                                  911,772
Frank B. Wright, Jr.                             December 1, 1999                               400,648
Gary L. Castagna                                 February 17, 1998                              466,414

     The agreements do not require the named officers to seek other employment, but any payments or benefits will be reduced by up to 50% by any compensation earned from other employment. For a period of years (three years in the case of Messrs. Washow and Shelton and two years in the case of Messrs. Wright and Castagna) from the date of termination of employment with or without cause, before or after a change in control, each of the named officers is prohibited from engaging in any business that competes with AMCOL and from soliciting any employee of AMCOL.

Director Compensation

Type of Compensation                                                             Cash             Stock Options
Annual Retainer                                                                 $14,700            2,000 shares
Board Meeting Attendance Fee                                                     $1,470                 -
Annual Retainer for Committee Chairman                                           $1,969                 -
Committee Meeting Attendance Fee                                                   $525                 -

     Directors who are also full-time employees of AMCOL are not paid for their services as directors or for attendance at meetings.

     Pursuant to the 1998 plan, each of the non-employee directors was granted 2,000 options at $13.00 per share in 1999.

Compensation Committee Report on Executive Compensation

     AMCOL's  mission  is  to  supply  high-quality   performance  products  and
innovative technologies for absorbent polymers, minerals and environmental markets worldwide. To accomplish this objective, AMCOL has developed comprehensive compensation strategies that emphasize maximizing shareholder value and growth in sales and earnings. The compensation program has been designed to reinforce and support AMCOL's business goals and to help the organization both attract and retain high quality executive talent.

     The Compensation Committee of the Board of Directors is comprised of seven non-employee directors whose objectives are to approve the design, assess the effectiveness of and administer compensation programs in support of the compensation policies. The Compensation Committee also evaluates executive performance and reviews and approves all salary arrangements and other remuneration for the officer group.

Compensation Committee Philosophy

     The Compensation Committee is committed to implementing and administering a compensation program that supports and underscores AMCOL's mission and values. The policies underlying the Compensation Committee's compensation decisions are enumerated more fully below:

     Compensation opportunities should strengthen AMCOL's ability to attract, retain, and encourage the growth and development of the highest caliber executive talent upon whose efforts the success of AMCOL largely depends.

     A substantial portion of pay for senior executives should be comprised of at-risk, variable compensation whose payout is dependent on the achievement of specific corporate and individual performance objectives. In addition, the at-risk components of pay will have a significant equity-based element to ensure appropriate linkage between executive behavior and shareholder interests.

     The committee considers stock ownership by management to be an important means of linking management's interests with those of shareholders. Effective February 1999, AMCOL adopted stock ownership guidelines for its corporate and subsidiary officers. The amount of stock required to be owned increases with the level of responsibility of each executive, with the Chief Executive Officer expected to own stock with a value of at least equal to four times base salary. Shares that the executives have the right to acquire through the exercise of stock options are not included in the calculation of stock ownership for purposes of these guidelines. Executives are expected to reach their respective stock ownership goals over a three-year period.

     Each compensation component targets pay opportunities at the median of compensation paid to executives included in AMCOL's comparative compensation peer group. AMCOL's comparative compensation group is not the same as the companies that make up the peer group in the stock price performance graph included in this proxy statement. In order to provide an appropriate basis for compensation analysis, a group larger than the stock price graph's peer group was used; note, however, that a significant number of the peer group companies are included in the comparative compensation group.

Components of Compensation

     AMCOL's total compensation program consists of several components, each of which plays a role in supporting overall business goals and pay philosophy. In assessing the competitiveness of AMCOL's senior executive compensation programs, available salary data consisting of general manufacturing companies is used for comparison purposes. Pay decisions are based upon pay data for comparable positions. The total compensation program consists of base salary, annual incentives and long-term incentives.

Base Pay

     Base salaries are set at median levels (50th percentile) relative to competitive market levels for comparable positions based upon available survey data from general manufacturing and durable and nondurable goods manufacturing industries. The Compensation Committee annually reviews each executive's base salary and makes adjustments based upon levels of responsibility, breadth of knowledge, internal equity issues, as well as market pay practices. Salary adjustments are based primarily upon individual performance, which is evaluated based on individual contributions to AMCOL.

     As reflected in the Summary Compensation Table on Page 63, the Chief Executive Officer's base salary was increased in 1999 by $25,000 (5.6%). In arriving at Mr. Hughes' base salary, the Compensation Committee considered his individual performance and his long-term contributions to the financial success of AMCOL. The Committee also compared Mr. Hughes' base salary with the base salaries of chief executive officers from appropriate salary surveys.

Annual Incentives

     The Executive Incentive Compensation Plan, or the incentive plan, underscores AMCOL's pay-for-performance philosophy by rewarding executives for meaningful contributions toward predetermined financial performance goals. The annual incentive opportunity for the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer is based upon performance of AMCOL, as a whole, compared to targets for return on capital and earnings per share. These executives do not receive bonuses until AMCOL achieves a designated level of return on capital and earnings per share. In the case of the other executives, their bonus is determined pursuant to formulas tailored for each business segment with an emphasis on the return on capital and earnings of the particular business segment to which the executive devotes the majority of his time. The Chief Executive Officer was paid a bonus of $712,500 for the 1999 financial performance of AMCOL.

     In connection with the proposed sale of AMCOL's SAP business, the Compensation Committee has granted bonuses to certain of AMCOL's employees in recognition of their contribution to the development and success of the SAP business. These bonuses are contingent upon the closing of the sale of the SAP business. John Hughes, our Chief Executive Officer was granted a bonus of $950,000. In addition, the following executive officers were also granted a bonus in connection with the proposed sale of the SAP business: Lawrence E. Washow, President and Chief Operating Officer, Paul G. Shelton, Senior Vice-President and Chief Financial Officer, and Gary L. Castagna, Vice President of AMCOL and President of Chemdal International Corporation. In addition, seven key employees of the SAP business were granted bonuses. In order to be eligible to receive these bonuses, the relevant employees may not terminate their employment with AMCOL prior to the closing of the sale of the SAP business.

Long-Term Incentives

     Long-term incentives are provided annually in the form of incentive stock options, or ISOs. Options under AMCOL's 1998 Long-Term Incentive Plan are granted by the Compensation Committee. ISOs are granted at a price not less than the fair market value of the common stock on the date of grant. Hence, the options will only have value when and if the stock price appreciates above the grant date price. ISOs are the only long-term incentive compensation vehicle currently used by AMCOL.

     The option program serves to focus executives on long-term shareholder value creation and to foster an ownership mentality among the executive management team. In keeping with AMCOL's commitment to provide a total compensation package that focuses on at-risk pay components, long-term incentives will continue to comprise a large portion of the value of an executive's total compensation package. Currently, approximately 10% to 15% of the value of total compensation is comprised of equity incentives.

     When determining award sizes, the Compensation Committee considers the executive's responsibility level, prior experience, historical award data and ability to positively impact long-term shareholder value. The Compensation Committee also strives to deliver market competitive long-term incentive award opportunities to executives based on the dollar value of the award delivered.

     In 1999, the Chief Executive Officer received options to purchase 25,000 shares with an exercise price of $9.00, as provided in the Option Grant Table on Page 64. The Compensation Committee believes the equity incentive program provides a strong link between management behavior and shareholder interests.

                             Compensation Committee
                             Jay D. Proops, Chairman
                                  Arthur Brown
                             Robert E. Driscoll, III
                                  C. Eugene Ray
                               Clarence O. Redman
                                  Dale E. Stahl
                                Audrey L. Weaver

Stock Performance Graph

     The following graph sets forth a five-year comparison of cumulative total returns for: AMCOL (which trades on The New York Stock Exchange); S&P SmallCap 600 Index; and a custom peer group of publicly traded companies, or the peer group.

     Using the assistance of consultants, AMCOL selected the peer group which consists of companies whose businesses, sales sizes, market capitalization and stock trading volumes were similar to that of AMCOL.

     All returns were calculated assuming dividend reinvestment on a quarterly basis. The returns of each company in the peer group have been weighted according to market capitalization.

     The peer groupconsists of the following companies: Calgon Carbon Corporation, ChemFirst, Inc., Lilly Industries Inc., McWhorter Technologies, Inc., Mississippi Chemical Corporation, Oil-Dri Corporation of America and Zemex Corporation.

                Comparison of Five-Year Cumulative Total Return*
                AMCOL International Corporation, S&P SmallCap 600
                         and Self-Determined Peer Group
                                12/95   12/96   12/97   12/98   12/99
AMCOL International             102.6   115.7   177.7   112.7   187.76
S&P Small Cap                   129.9   157.6   197.8   195.2   219.16
Self-Determined Peer Group      116.1   133.5   135.2   109.6   86.1

Assumes $100 invested on December 31, 1994, in AMCOL International Corporation Common Stock, S&P SmallCap 600 and Self-Determined Peer Group.

* Total return assumes reinvestment of dividends on a quarterly basis.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     A representative of KPMG LLP, AMCOL's independent certified public accountants, will be present at the special meeting, will be afforded the opportunity to make a statement, and will be available to respond to appropriate questions.

                              SHAREHOLDER PROPOSALS

     Shareholder proposals intended to be included in AMCOL's proxy statement and form of proxy relating to, and to be presented at, the annual meeting of shareholders of AMCOL to be held in 2001, must be received by AMCOL on or before December 12, 2000.

     If a shareholder intends to present a proposal at the 2001 annual meeting of shareholders but does not seek inclusion of that proposal in AMCOL's proxy statement for that meeting, such shareholder must deliver written notice of the proposal to AMCOL in accordance with the requirements of AMCOL's By-Laws. Generally, such proposals must be delivered to AMCOL between February 10, 2001 and March 12, 2001. All proposals or notices should be directed to the Secretary of AMCOL at One North Arlington, 1500 West Shure Drive, Suite 500, Arlington Heights, Illinois 60004-7803.

                                  OTHER MATTERS

     In addition to the business described above, there will be remarks by the Chairman and Chief Executive Officer and a general discussion period during which shareholders will have an opportunity to ask questions about AMCOL.

     As of the date of this proxy statement, AMCOL's management knows of no matter not specifically referred to above as to which any action is expected to be taken at the special meeting. It is intended, however, that the persons named as proxies will vote the proxies, insofar as they are not otherwise instructed, regarding such other matters and the transaction of such other business as may be properly brought before the meeting, as seems to them to be in the best interest of AMCOL and its shareholders.

                             ADDITIONAL INFORMATION

     AMCOL files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that AMCOL files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our filings are also available from commercial document retrieval services and at the Internet web site maintained by the SEC at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information contained directly in this proxy statement. This proxy statement incorporates by reference AMCOL's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1999, and quarterly report on Form 10-Q for the quarter ended March 31, 2000, which contain important information about us and our financial condition, and AMCOL's proxy statement for its annual meeting of shareholders to be held May 11, 2000.

     We are also incorporating by reference additional documents that we may file with the SEC between the date of this proxy statement and the date of the special meeting. These include periodic reports, such as Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     If you are a shareholder, you may have previously received some of the documents incorporated by reference. You may still obtain copies of any of these documents from AMCOL or the SEC or the SEC's Internet web site described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this proxy statement, by requesting them in writing or by telephone from AMCOL at AMCOL International Corporation, One North Arlington, 1500 West Shure Drive, Suite 500, Arlington Heights, Illinois 60004-7803, Telephone: (847) 394-8730, Attention: Investor Relations. Please request documents by May 15, 2000 to ensure receipt before the special meeting.


                                      By Order of the Board of Directors,

                                      /s/ Clarence O. Redman
                                      Clarence O. Redman
                                      Secretary

Arlington Heights, Illinois
May 1, 2000

                         AMCOL INTERNATIONAL CORPORATION

           Special Meeting of Shareholders to be held on May 25, 2000



     As a shareholder of AMCOL International Corporation (the "Company"), I acknowledge receipt of Notice of Special Meeting and accompanying Proxy Statement and appoint John Hughes, Lawrence E. Washow and Paul C. Weaver, or any one of them, to vote all shares of stock of AMCOL International Corporation that I am entitled to vote, at the special meeting of shareholders to be held on Thursday, May 25, 2000, at 10:00 a.m., Chicago time, at The Wyndham Hotel, 400 Park Boulevard, Itasca, Illinois, and any adjournment thereof.

1. To consider and vote upon a proposal to approve the sale by AMCOL of its superabsorbent polymers business, or the SAP business, to BASF Aktiengesellschaft, or BASF, pursuant to the terms of an Asset and Stock Purchase Agreement dated November 22, 1999, as amended. The purchase agreement provides for the transfer to BASF of the following:

     all of the shares of capital stock of AMCOL's indirect subsidiaries Chemdal Corporation and Chemdal Asia Ltd.; and

     all other assets of AMCOL and its designated subsidiaries related primarily to the SAP business.


     FOR                              AGAINST                          ABSTAIN

2. To consider and vote upon a proposal to approve certain amendments to AMCOL's 1993 Stock Plan and 1998 Long-Term Incentive Plan.


     FOR                              AGAINST                          ABSTAIN

     THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN, AND IN THE ABSENCE OF SUCH INSTRUCTIONS, SHALL BE VOTED FOR EACH OF THE PROPOSALS. IF OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXIES ON THOSE MATTERS.

           This Proxy Is Solicited on Behalf of the Board of Directors

     You are urged to mark, sign and return your proxy promptly in the enclosed self-addressed, postage-paid (if mailed in the United States) envelope.

               Dated ________________, 2000


               _________________________________________
               SIGNATURE OF SHAREHOLDER

               _________________________________________
               SIGNATURE OF SHAREHOLDER

               When signing the proxy, please date it and take care to have the signature agree to the shareholder's name as it appears on this side of the proxy. If shares are registered in the names of two or more persons, each person should sign. Executors, administrators, trustees and guardians should so indicate when signing.

CONTROL NUMBER


                                VOTE BY TELEPHONE
                    Call Toll Free On a Touch Tone Telephone
                                 1-877-892-7436
                    There is NO CHARGE to you for this call.

The Board of Directors encourages you to use this inexpensive, time saving method to vote.

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

You will be asked to enter a Control Number, which is located in the box on the left side of this form.

Proposal 1:

        To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0

        WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1-THANK YOU FOR VOTING.

Proposal 2:

        To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0

        WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1-THANK YOU FOR VOTING.


             If you vote by telephone, DO NOT mail back your proxy.